AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 2007

                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               CONOLOG CORPORATION

                 (Name of Small Business Issuer in its Charter)

            Delaware                                          22-1847286
(State or other jurisdiction       (Primary Standard       (I.R.S. Employer
     of incorporation or       Industrial Classification   Identification No.)
          organization)               Code Number)

                                 5 Columbia Road
                          Somerville, New Jersey 08876
                                 (908) 722-8081

                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                              Marc Benou, President
                               Conolog Corporation
                          Somerville, New Jersey 08876
                                 (908) 722-8081

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:
                             Darrin M. Ocasio, Esq.
                       Sichenzia Ross Friedman Ference LLP
                             61 Broadway, 32nd Floor
                               New York, NY 10006

                       (212) 930-9700 (212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------
                            Amount        Proposed
Title of each class of      To Be          Maximum       Proposed Maximum      Amount of
securities to be          Registered   Offering Price   Aggregate Offering   Registration
registered                  (1)         Per Share (2)        Price (2)          Fee (2)
-------------------------------------------------------------------------------------------
Common Stock, par
 value $.01 per share   1,439,500 (3)      $1.74           $2,504,730              $76.90
-------------------------------------------------------------------------------------------


(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act).

(2) Estimated in accordance with Rule 457(c) of the Securities Act for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the high and low prices of our common stock on the Nasdaq Capital Market on November 29, 2007.

(3) Represents the registration for resale by the selling stockholders listed in the table at page 9 of this prospectus (the "Selling Stockholders") of (i) 953,000 shares of the Company's common stock issued to the Selling Stockholders, and (ii) 486,500 shares of the Company's common stock issuable to the Selling Stockholders upon exercise of warrants issued to the Selling Stockholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED DECEMBER 4, 2007

                               CONOLOG CORPORATION
                        1,439,500 SHARES OF COMMON STOCK

                                   PROSPECTUS

This prospectus relates to the public offering of an aggregate of 1,439,500 shares of our common stock which may be sold from time to time by the Selling Stockholders named in this prospectus. These shares represent the (i) 953,000 shares of common stock issued to the Selling Stockholders in a private placement, and (ii) 486,500 shares of common stock issuable upon exercise of warrants issued to the Selling Stockholders in a private placement.

Our common stock is traded on the Nasdaq Capital Market under the symbol "CNLG." The closing price of our common stock on November 29, 2007 was $1.84 per share.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____, 2007

     TABLE OF CONTENTS

                                                                        PAGE

PROSPECTUS SUMMARY ................................................        4

RECENT DEVELOPMENTS ...............................................        4

FORWARD-LOOKING STATEMENTS ........................................        7

THE OFFERING ......................................................        8

RISK FACTORS ......................................................       12

USE OF PROCEEDS ...................................................       14

SELLING STOCKHOLDERS ..............................................       14

PLAN OF DISTRIBUTION ..............................................       18

LEGAL PROCEEDINGS .................................................       20

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ......       20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ....       21

INTERESTS OF NAMED EXPERTS AND COUNSEL ............................       22

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT
   LIABILITIES ....................................................       23

DESCRIPTION OF BUSINESS ...........................................       23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS ................       28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ....................       33

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ..........       33

EQUITY COMPENSATION PLAN INFORMATION ..............................       34

EXECUTIVE COMPENSATION ............................................       34

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND
   FINANCIAL DISCLOSURE ...........................................       35

WHERE YOU CAN FIND MORE INFORMATION ...............................       36

Report of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM  ..........      F-1

CONSOLIDATED BALANCE SHEETS......................................  F-2 - F-3

CONSOLIDATED STATEMENTS OF OPERATIONS ...........................        F-4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY.......        F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS ...........................  F-6 - F-7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS .................. F-8 - F-19

As used in this prospectus, the terms "we", "us", "our," the "Company" and Conolog means Conolog Corporation, unless otherwise indicated.

PROSPECTUS SUMMARY

OUR COMPANY

We provide digital signal processing and digital security solutions to electric utilities. We sell electromagnetic products to the military and provide engineering and design services to a variety of industries, government organizations and public utilities nationwide. Our INIVEN division sells a line of digital signal processing systems, including transmitters, receivers and multiplexers. Our headquarters are located at 5 Columbia Road, Somerville, New Jersey 08876. Our telephone number is (800) 526-3984 or (908) 722-8081.

RECENT DEVELOPMENTS

Pursuant to a Subscription Agreement between us and seven subscribers (the "Subscribers"), dated as of November 2, 2007 (the "Subscription Agreement"), we issued and sold in a private placement (the "Private Placement"), an aggregate of 953,000 shares of common stock (the "Common Shares") at a purchase price of $1.40 per share, and warrants to purchase 476,500 shares of the Company's common stock, which are exercisable for a period of a period commencing six months from November 2, 2007 to five years from November 2, 2007, at an exercise price of $1.66 per share (the "Subscriber Warrants"). The sale of the Common Shares was completed on November 2, 2007. From the sale of the Common Shares, we received net proceeds of $1,163,268 after deducting our attorneys' fees, printing fees and other miscellaneous fees related to the Private Placement. Pursuant to the selling agent agreement between the Company and First Montauk Securities Corp. ("First Montauk"), the selling agent, First Montauk was paid a cash fee of $133,420 (10% of the aggregate purchase price of the Common Shares sold to the Subscribers). We also issued First Montauk, including its employees and affiliates, warrants to purchase an aggregate of 190,600 shares of our common stock (the "Broker Warrants"), and Grushko & Mittman, P.C. ("Grushko"), the Subscribers' legal counsel (including its members), warrants to purchase 10,000 shares of our common stock (the "Legal Fee Warrants", and collectively with the Subscriber Warrants and the Broker Warrants, the "Warrants"). The Broker Warrants and the Legal Fee Warrants have the same terms as the Subscriber Warrants. The shares of common stock issuable upon exercise of the Broker Warrants are not being registered pursuant to the registration statement which this prospectus forms a part of.

The issuance and sale of the Common Shares and Subscriber Warrants was made in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Regulation D promulgated under the Securities Act. The issuance of the Broker Warrants and the Legal Fee Warrants was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. No form of general solicitation or general advertising was conducted in connection with the Private Placement. Each of the Warrants and the certificates representing the Common Shares contain restrictive legends preventing the sale, transfer or other disposition of such Common Shares and Warrants unless registered under the Securities Act or pursuant to an exemption from such registration. Any shares of our common stock issued upon exercise of the Warrants shall also contain restrictive legends preventing the sale, transfer or other disposition of such shares unless registered under the Securities Act or pursuant to an exemption from such registration.

Pursuant to the Subscription Agreement, we are required to file a registration statement (the "Initial Registration Statement") to register the resale of the Common Shares and the shares of common stock issuable upon exercise of the Warrants, under the Securities Act. The Registration Statement will include 100% of the maximum amount of the common stock that can be included in a single Registration Statement without exceeding the registration limitations imposed by the Securities and Exchange Commission ("SEC") pursuant to Rule 415 promulgated by the SEC under the Securities Act ("Rule 415"). In the event that the Initial Registration Statement does not include all of the Common Shares and shares of common stock issuable upon exercise of the Warrants, we will file an additional registration statement registering the allowable balance pursuant to Rule 415.

The description of the Subscription Agreement is a summary and is subject to the complete terms of the Subscription Agreement and the related documents which were filed as Exhibits to an 8-K filed by us with the Securities and Exchange Commission on November 6, 2007.

Pursuant to the Subscription Agreement, and other than pursuant to certain exceptions detailed in the Subscription Agreement, until the sooner of (i) 90 days from the date the registration statement filed on behalf of the Subscribers is declared effective by the Securities and Exchange Commission (the "Exclusion Period"), or (ii) until all of the Common Shares and shares issued upon conversion of the Warrants have been resold or transferred by the Selling Stockholders, the Company will not file any additional registration statements other than a registration statement filed on behalf of the Subscribers pursuant to the Subscription Agreement.

Pursuant to the Subscription Agreement, and other than pursuant to certain exceptions detailed in the Subscription Agreement, for a period of six months commencing November 2, 2007, the Subscribers have the right to participate in proposed sales by the Company of its securities.
The Subscription Agreement provides that, with certain exceptions set forth in the Subscription Agreement, until the later of (i) the Exclusion Period and (ii) twelve months from November 2, 2007, the Company will not enter into an agreement to, nor issue any equity, convertible debt or other securities convertible into common stock of the Company, without the prior written consent of the Subscribers, which consent may be withheld for any reason.

The Company is using the proceeds from the sale of the Common Shares for general corporate purposes.

                                THE COMMON SHARES

As stated above, pursuant to the Subscription Agreement, the Company sold and issued to seven Subscribers an aggregate of 953,000 Common Shares at a purchase price of $1.40 per share.

                     TOTAL DOLLAR VALUE OF THE COMMON SHARES

The total dollar value of the 953,000 Common Shares being registered pursuant to this prospectus, is equal to $1,610,570, based on the closing price of $1.69 per share on November 2, 2007, the date of the sale of the Common Shares.

           TOTAL AMOUNTS DUE IN RELATION TO COMMON SHARES TRANSACTION

The tables below set forth the total amounts due in relation to the Common Shares transaction to the Selling Stockholders and any party with whom the Selling Stockholders have a contractual relationship regarding the transaction:


PARTY                                    PAYMENT REFERENCE                  DATE           AMOUNT
-----------------------------------------------------------------------------------------------------
Grushko & Mittman, P.C.(1)              Legal fees to Investors' counsel    11/2/07        $12,500
-----------------------------------------------------------------------------------------------------

First Montauk Securities Corp.(2)       Broker's fee                        11/2/07       $133,420
-----------------------------------------------------------------------------------------------------

TOTAL FOR ALL PARTIES                                                                     $145,920


1) Pursuant to the terms of the Subscription Agreement, we paid Grushko, the Subscribers' counsel, a cash fee of $12,500 for legal services. In addition, we issued 10,000 Warrants to Grushko (including its members), which are exercisable for a period commencing six months from November 2, 2007 to five years from November 2, 2007, at an exercise price of $1.66.

2) Pursuant to the terms of the Subscription Agreement and the Selling Agent Agreement, the Company paid First Montauk a cash fee of $133,420. The Company also issued First Montauk (including its employees and affiliates) 476,500 Warrants, which are exercisable for a period commencing six months from November 2, 2007 to five years from November 2, 2007, at a purchase price of $1.66 per share. The shares of common stock issuable upon exercise of the Broker Warrants are not being registered pursuant to the registration statement which this prospectus forms a part of.


                   AMOUNTS DUE IN FIRST YEAR AND NET PROCEEDS

The total possible payments to all Selling Stockholders and all of their affiliates and any party with whom the Selling Stockholders have a contractual relationship regarding the Common Shares transaction in the first year following the sale of the Common Shares is equal to $145,920 (see table above).

The following table summarizes net proceeds to the Company from the sale of the Common Shares:

           Gross Proceeds                                          $1,334,200

           less broker's fees (First Montauk)                      $133,420
           less legal fees to Investors' counsel (Grushko)         $15,000
           ---------------------------------------------------------------------

           Net Proceeds                                            $1,185,780*


* Prior to deducting legal fees to Company's counsel, printing fees, and other miscellaneous expenses. Such expenses were equal to $22,512.

                   SHORT POSITIONS BY THE SELLING STOCKHOLDERS

Based on information provided by the Selling Stockholders, none of the Selling Stockholders has any existing short positions in the Company's common stock.

        TOTAL POSSIBLE PROFIT TO SELLING STOCKHOLDERS FROM COMMON SHARES
The following table sets forth the total possible profit (loss) to the Selling Stockholders as of the date of the sale of the Common Shares, based upon a $0.29 differential between the purchase price of the Common Shares and the market price on that date (the discount (premium) to market):


------------------------------------------------------------------------------------------------------------------------------------

SELLING STOCKHOLDER*              MARKET        PURCHASE PRICE  TOTAL SHARES   TOTAL MARKET    TOTAL PURCHASE   TOTAL DISCOUNT
                                  PRICE 11/2/07                                 VALUE           PRICE            (PREMIUM) TO MARKET
------------------------------------------------------------------------------------------------------------------------------------
Chestnut Ridge Partners, L.P      $1.69          $1.40            72,000        $121,680        $100,800         $20,880
------------------------------------------------------------------------------------------------------------------------------------

Whalehaven Capital Fund Limited   $1.69          $1.40           285,928        $483,218.32     $400,299.20      $82,919.12
------------------------------------------------------------------------------------------------------------------------------------

Greenwich Growth Fund Limited     $1.69          $1.40            72,000        $121,680        $100,800         $20,880
------------------------------------------------------------------------------------------------------------------------------------

Excalibur Small Cap Opprtnty Fund $1.69          $1.40           168,571        $284,884.99     $235,999.40      $48,885.59
------------------------------------------------------------------------------------------------------------------------------------

Osher Capital Partners LLC        $1.69          $1.40           36,644         $61,928.36      $51,301.60       $10,626.76
------------------------------------------------------------------------------------------------------------------------------------

Monarch Capital Fund Limited      $1.69          $1.40           178,571        $301,784.99     $249,999.40      $51,785.59
------------------------------------------------------------------------------------------------------------------------------------

Alpha Capital Anstalt             $1.69          $1.40           139,286        $235,393.34     $195,000.40      $40,392.94
------------------------------------------------------------------------------------------------------------------------------------

TOTAL                                                            953,000        $1,610,570      $1,334,200        $276,370


* One of the Selling Stockholders, Barbara Mittman, did not purchase any of the Common Shares.

THE WARRANTS

As stated above, upon exercise of the Warrants (including 190,600 Broker Warrants, the underlying common stock for which is not being registered pursuant to the registration statement which this prospectus forms a part of, and 10,000 Legal Fee Warrants), we will issue 677,100 shares of common stock. Each Warrant has an exercise price of $1.66 (as adjusted pursuant to the terms of the Warrants), per share (the "Exercise Price"'). If a registration statement has gone effective pursuant to which the Common Shares and the shares of common stock issuable upon exercise of the Warrants have been registered with the Securities and Exchange Commission, then the Warrants are only exercisable in cash, provided, however, if no such registration statement is effective, then the Warrant holders may exercise their Warrants by (i) by paying cash equal to the applicable aggregate Exercise Price, (ii) by cashless exercise in accordance with the terms of the Warrant or (iii) any combination of any of the foregoing methods.

The Warrants are exercisable for a period commencing six months from November 2, 2007 to five years from November 2, 2007 at the Exercise Price as adjusted from time to time pursuant to the terms of the Warrants.

Pursuant to the Warrant, the Company may reduce the Exercise Price.

If the Warrants are fully exercised (including the Broker Warrants and the Legal Fee Warrants) for cash, at the Exercise Price of $1.66 per share we would receive $1,123,986; however there is no assurance that any of the Warrants will be exercised. In the event the Warrant holders exercise the Warrants on a cashless basis, then we will not receive any proceeds. If a Warrant holder elects a cashless exercise in accordance with terms of the Warrant, the Warrant holder will be entitled to receive a number of shares of common stock equal to
(a) the excess of the current market value over the total cash exercise price of the portion of the warrant then being exercised, divided by (b) the market price of the common stock as of the trading immediately prior to the exercise date.

The Exercise Price of the Warrants will be reduced in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or less number of shares.

The Warrants provide that the holder of such Warrant shall not be entitled to exercise the Warrant on an exercise date in connection with that number of shares of common stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on an exercise date, and (ii) the number of shares of common stock issuable upon the exercise of the warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulation 13d-3 thereunder. The holder may decide whether to exercise a warrant to achieve an actual 4.99% ownership position.

       TOTAL POSSIBLE PROFIT TO THE SELLING STOCKHOLDERS FROM THE WARRANTS

The following table sets forth the total possible profit (loss) to the Selling Stockholders as of the date of the sale of the Warrants, based upon a $0.03 differential between the exercise price on the date of the sale of the Warrants* and the market price on that date (discount (premium) to market):

------------------------------------------------------------------------------------------------------------------------------------

SELLING STOCKHOLDER               MARKET        EXERCISE PRICE  TOTAL SHARES   TOTAL MARKET    TOTAL EXERCISE   TOTAL DISCOUNT
                                  PRICE 11/2/07                                VALUE           VALUE            (PREMIUM) TO MARKET
------------------------------------------------------------------------------------------------------------------------------------
Chestnut Ridge Partners, L.P.     $1.69          $1.66           36,000         $60,840        $59,760           $1,080
------------------------------------------------------------------------------------------------------------------------------------

Whalehaven Capital Fund Limited   $1.69          $1.66          142,964         $241,609.16    $237,320.24       $4,288.92
------------------------------------------------------------------------------------------------------------------------------------

Greenwich Growth Fund Limited     $1.69          $1.66           36,000         $60,840        $59,760           $1,080
------------------------------------------------------------------------------------------------------------------------------------

Excalibur Small Cap Opprtnty Fund $1.69          $1.66           84,285         $142,441.65    $139,913.10       $2,528.55
------------------------------------------------------------------------------------------------------------------------------------

Osher Capital Partners LLC        $1.69          $1.66           18,322         $30,964.18     $30,414.52        $549.66
------------------------------------------------------------------------------------------------------------------------------------

Monarch Capital Fund Limited      $1.69          $1.66           89,286         $150,893.34    $148,214.76       $2,678.58
------------------------------------------------------------------------------------------------------------------------------------

Alpha Capital Anstalt             $1.69          $1.66           69,643         $117,696.67    $115,607.38       $2,089.29
------------------------------------------------------------------------------------------------------------------------------------

Barbara Mittman                   $1.69          $1.66           10,000**        $16,900        $16,600           $300
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                            486,500        $822,185       $807,590         $14,595

* The Warrants are exercisable for a period commencing six months from November 2, 2007 to five years from November 2, 2007.

** Represents the shares of common stock issuable upon exercise of the Legal Fee Warrants.

        COMPARISON OF NET PROCEEDS TO COMPANY TO TOTAL POSSIBLE PROFIT TO
                              SELLING STOCKHOLDERS

The following table compares the net proceeds that we would receive assuming all required payments are made to the Selling Stockholders and any party with whom the Selling Stockholders have a contractual relationship regarding the Common Shares transaction to the total possible profit that could be realized by the Selling Stockholders:

Gross proceeds paid to the issuer in the Common Shares transaction                                         $1,334,200

All payments made or that may be required to made by the issuer (as disclosed above)                       $145,920

Net proceeds to Company, as gross proceeds are reduced by the total of all possible payments               $1,188,280*

Combined total possible profit to be realized as a result of any sales and exercise discounts              $290,695**

Percentage of the total amount of all possible payments divided by the net proceeds to the issuer          12.2%
from sale of Common Shares

Total possible discount (premium) to the market price of the Common Shares                                 23.3%
divided by the net proceeds to the Company from the sale of the Common Shares

* Prior to deducting fees to Company's counsel, printing fees, and other miscellaneous expenses. Such expenses were equal to $22,512

** Represents $276,370 possible profit from Common Shares (see tables above) and $14,595 possible profit from Warrants (see tables . above).

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks discussed in the section entitled "Risk Factors" that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

THE OFFERING

This prospectus relates to the resale of up to 1,630,100 shares of our common stock, representing (i) 953,000 shares of common stock which were issued to the Selling Stockholders, and (ii) 677,100 shares of common stock which are issuable to the Selling Stockholders, upon exercise of warrants, pursuant to a Subscription Agreement dated as of November 2, 2007.

   SUMMARY OF PUBLIC FLOAT, SHARES REGISTERED IN PRIOR REGISTRATION STATEMENTS THAT CONTINUE TO BE HELD, SHARES REGISTERED IN PRIOR REGISTRATION STATEMENTS
       THAT HAVE BEEN SOLD, AND SHARES REGISTERED IN CURRENT TRANSACTION

The following table summarizes the number of shares outstanding prior to the transaction held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders (the "Public Float"), the number of shares registered for resale by the Selling Stockholders or affiliates of the Selling Stockholders in prior registration statements that continue to be held by the Selling Stockholders or affiliates of the Selling Stockholders; the number of shares that have been sold in registered resale transactions by the Selling Stockholders or affiliates of the Selling Stockholders; and the number of shares registered for resale on behalf of the Selling Stockholders or affiliates of the Selling Stockholders in the current transaction.


------------------------------------------------------------------------------------------------------------------------------------

Selling Stockholder      Public Float*         Number of shares       Number of shares       Number of shares  Number of shares
                                               registered for resale  registered for resale  registered for    registered for
                                               in prior registration  in prior registration  resale in prior   resale in current
                                               statements(1)          statements that        registration      transaction
                                                                      continue to be held(1) statements that
                                                                                             have been sold(1)
------------------------------------------------------------------------------------------------------------------------------------
Excalibur Small Cap     4,014,329              184,167(2)            0                       98,334(3)         252,856
Opportunity Fund
(includes affiliates)
------------------------------------------------------------------------------------------------------------------------------------

Chestnut Ridge          4,014,329              174,507(4)            0                       149,507(5)        108,000
Partners LP
------------------------------------------------------------------------------------------------------------------------------------

Whalehaven Capital Fund 4,014,329              626,861(6)            0                       595,490(7)        428,892
Limited (includes
affiliates)
------------------------------------------------------------------------------------------------------------------------------------

Greenwich Growth Fund   4,014,329              99,277(8)             0                       99,277            108,000
Limited
------------------------------------------------------------------------------------------------------------------------------------

Monarch Capital Fund   4,014,329               82,840(9)             0                       82,840            267,857
Limited
------------------------------------------------------------------------------------------------------------------------------------

Alpha Capital Anstalt  4,014,329               115,976(10)           0                       70,001(11)        208,929
------------------------------------------------------------------------------------------------------------------------------------

Osher Capital Partners 4,014,329               24,852(12)            0                       24,852            54,966
LLC
------------------------------------------------------------------------------------------------------------------------------------

Barbara Mittman        4,014,329               0                     0                       0                 10,000

------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                         1,308,480              0                       1,120,301         1,439,500


* Represents 4,765,664 shares of our common stock issued and outstanding less 751,135 shares held by affiliates of the Company, as of November 2, 2007, the date of the Common Shares transaction (prior to the issuance of the Common Shares).

(1) Adjusted for six-for-one reverse stock split effected August 4, 2006.

(2) Represents (i) 37,500 shares registered pursuant to the Company's Form SB-2 filed February 17, 2005 (including 12,500 shares that were issuable upon exercise of warrants, which have not been exercised), and (ii) 146,667 shares registered pursuant to the Company's Amendment No. 3 to Form SB-2 filed November 30, 2005 (including 73,333 shares that were issuable upon exercise of warrants, which have not been exercised).

(3) Amount does not equal Selling Stockholder's number of shares registered for resale in prior registration statements because number of shares registered for resale in prior registration statement includes 85,833 shares that were issuable upon exercise of warrants, which have not been exercised.

(4) Represents (i) 91,666 shares registered pursuant to the Company's SB-2 filed April 26, 2006, including 25,000 shares that were issuable as interest on a convertible note (the shares issuable as interest on the convertible note were not issued); and (ii) 82,841 shares registered pursuant to the Company's Amendment No. 1 to Form SB-2 filed July 12, 2007

(5) Amount does not equal Selling Stockholder's number of shares registered for resale in prior registration statements because number of shares registered for resale in prior registration includes 25,000 shares that were issuable as interest on a convertible note, which were not issued.

(6) Represents (i) 36,893 shares registered pursuant to the Company's Form SB-2 filed September 17, 2004, (ii) 14,113 shares registered pursuant to the Company's Form SB-2 filed February 17, 2005 (including 4,704 shares that were issuable upon exercise of warrants, which have not been exercised), (iii) 52,333 shares registered pursuant to the Company's Amendment No. 3 to Form SB-2 filed on November 30, 2005 (including 26,667 shares that were issuable upon exercise of warrants, which have not been exercised), (iv) 275,000 shares registered pursuant to the Company's Amendment No. 1 to Form SB-2 filed April 26, 2006, and
(v) 248,522 shares registered pursuant to the Company's Amendment No. 1 to Form SB-2 filed July 12, 2007.

(7) Amount does not equal Selling Stockholder's number of shares registered for resale in prior registration statements because number of shares registered for resale in prior registration includes 31,371 shares issuable upon exercise of warrants that have not been exercised.

(8) Represents (i) 16,437 shares registered pursuant to the Company's Form SB-2 filed September 17, 2004, and (ii) 82,840 shares registered pursuant to the Company's Amendment No. 1 to Form SB-2 filed July 12, 2007.

(9) Represents shares registered pursuant to the Company's Amendment No. 1 to Form SB-2 filed July 12, 2007.

(10) Represent shares registered pursuant to the Company's Amendment No. 1 to Form SB-2 filed July 12, 2007, including 45,975 shares issuable upon conversion of a convertible note that have not been issued.

(11) Amount does not equal Selling Stockholder's number of shares registered for resale in prior registration statements because number of shares registrable for resale in prior registration statements includes 45,975 shares issuable upon conversion of convertible notes that have not been issued.

(12) Represents shares registered pursuant to the Company's Amendment No. 1 to Form SB-2 filed July 12, 2007.

           PRIOR SECURITIES TRANSACITONS WITH THE SELLING STOCKHOLDERS

The table below summarizes all prior securities transactions between the Company and the Selling Stockholders, any affiliates of the Selling Stockholders, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction:


------------------------------------------------------------------------------------------------------------------------------------

Party            Date of        Number of      Number of     Number of      Percentage    Percentage    Market price    Current
                 transaction    shares of      shares of     shares of      of            of total      per share       market
                                securities     securities    securities     securities    "public       immediately     price per
                                subject to     subject to    subject to     issued and    float" that   prior to        share (2)
                                transaction    transaction   transaction    outstanding   was issued    transaction (1)
                                outstanding    outstanding   issued or      that were     or issuable
                                prior to       prior to      issuable in    issued or     in
                                transaction    transaction   connection     issuable in   connection
                                (1)            and held by   with           connection    with
                                               persons       transaction    with          transaction
                                               other than    (1)            transaction   (assuming
                                               selling                      (assuming     full
                                               shareholders,                full          issuance)
                                               affiliates                   issuance)
                                               of the
                                               Company, or
                                               affiliates
                                               of the
                                               selling
                                               shareholders
                                               ("public
                                               float")(1)
------------------------------------------------------------------------------------------------------------------------------------
Chestnut Ridge   1/19/06        1,236,309      1,030,257(3)    491,167(4)     39.7%         47.8%         $5.64         $1.84
Partners LP
------------------------------------------------------------------------------------------------------------------------------------
Chestnut Ridge
Partners LP      3/12/07        3,074,894      2,836,661(5)  3,107,500(6)     50.3%         52.3%         $2.74         $1.84
------------------------------------------------------------------------------------------------------------------------------------
Whalehaven       7/30/04          446,552        361,504(7)    113,167(8)     25.3%         31.3%        $10.50         $1.84
Capital LP
------------------------------------------------------------------------------------------------------------------------------------
Whalehaven       7/30/04          446,552        361,504(7)    113,167(8)     25.3%         31.3%        $10.50         $1.84
Fund Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Whalehaven       12/3/04          784,118        714,618(9)    387,984(10)    49.5%         54.3%        $35.28         $1.84
Capital Fund
Limited
------------------------------------------------------------------------------------------------------------------------------------
Whalehaven       7/19/05        1,036,309        956,809(11)   440,000(12)    42.5%         45.6%         $9.84         $1.84
Capital Fund
Limited
------------------------------------------------------------------------------------------------------------------------------------
Whalehaven       1/19/06        1,236,309      1,030,257(3)    491,667(4)     39.7%         47.8%         $5.64         $1.84
Capital Fund
Limited
------------------------------------------------------------------------------------------------------------------------------------
Whalehaven       3/12/07        3,074,894      2,836,661(5)  3,107,500(6)     50.3%         52.3%         $2.74         $1.84
Capital Fund
Limited
------------------------------------------------------------------------------------------------------------------------------------
Excalibur        12/3/04          748,118        714,618(9)    387,984(10)    49.5%         54.3%        $35.28         $1.84
Limited
Partnership
------------------------------------------------------------------------------------------------------------------------------------
Excalibur        7/19/05        1,036,309        956,809(11)   440,000(12)    42.5%         45.6%         $9.84         $1.84
Limited
Partnership
------------------------------------------------------------------------------------------------------------------------------------
Greenwich        7/30/04          446,552        361,504(7)    113,167(8)     25.3%         31.3%        $10.50         $1.84
Growth Fund
Limited
------------------------------------------------------------------------------------------------------------------------------------
Greenwich        3/12/07        3,074,894      2,836,661(5)  3,107,500(6)     50.3%         52.3%         $2.74         $1.84
Growth Fund
Limited
------------------------------------------------------------------------------------------------------------------------------------
Monarch          3/12/07        3,074,894      2,836,661(5)  3,107,500(6)     50.3%         52.3%         $2.74         $1.84
Capital Fund
Limited
------------------------------------------------------------------------------------------------------------------------------------
Alpha            3/12/07        3,074,894      2,836,661(5)  3,107,500(6)     50.3%         52.3%         $2.74         $1.84
Capital
Anstalt
------------------------------------------------------------------------------------------------------------------------------------
Osher            3/12/07        3,074,894      2,836,661(5)  3,107,500(6)     50.3%         52.3%         $2.74         $1.84
Capital
Partners LLC
------------------------------------------------------------------------------------------------------------------------------------
First Montauk    7/30/04          446,552        361,504(7)    113,167(8)     25.3%         31.3%        $10.50         $1.84
Securities
Corp.
------------------------------------------------------------------------------------------------------------------------------------
First Montauk    12/3/04          784,118        714,618(9)    387,984(10)    49.5%         54.3%        $35.28         $1.84
Securities
Corp.
------------------------------------------------------------------------------------------------------------------------------------
First Montauk    7/19/05        1,036,309        956,809(11)   440,000(12)    42.5%         45.6%         $9.84         $1.84
Securities
Corp.
------------------------------------------------------------------------------------------------------------------------------------
First Montauk    1/19/06        1,236,309      1,030,257(3)    491,667(4)     39.7%         47.8%         $5.64         $1.84
Securities
Corp.
------------------------------------------------------------------------------------------------------------------------------------
First Montauk    3/12/07        3,074,894      2,836,661(5)  3,107,500(6)     50.3%         52.3%         $2.74         $1.84
Securities
Corp.
------------------------------------------------------------------------------------------------------------------------------------
Grushko &        7/30/04          446,552        361,504(7)    113,167(8)     25.3%         31.3%        $10.50         $1.84
Mittman, P.C.
------------------------------------------------------------------------------------------------------------------------------------
Grushko &        12/3/04          784,118        714,618(9)    387,984(10)    49.5%         54.3%        $35.28         $1.84
Mittman, P.C.
------------------------------------------------------------------------------------------------------------------------------------
Grushko &        7/19/05        1,036,309        956,809(11)   440,000(12)    42.5%         45.6%         $9.84         $1.84
Mittman, P.C.
------------------------------------------------------------------------------------------------------------------------------------
Grushko &        1/19/06        1,236,309      1,030,257(3)    491,667(4)     39.7%         47.8%         $5.64         $1.84
Mittman, P.C.
------------------------------------------------------------------------------------------------------------------------------------
Grushko &        3/12/07        3,074,894      2,836,661(5)  3,107,500(6)     50.3%         52.3%         $2.74         $1.84
Mittman, P.C.
------------------------------------------------------------------------------------------------------------------------------------

(1) Represent shares of common stock, adjusted for six-for-one reverse stock split effected August 4, 2006.

(2) As of November 29, 2007.

(3) Represents 1,236,309 total shares issued and outstanding, less 206,052 shares held by the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders.

(4) Represents (i) 166,667 shares that were issuable upon conversion of convertible notes, (ii) 200,000 shares that were issuable upon exercise of warrants, and (iii) 125,000 shares that were issuable as interest. The shares issuable upon conversion of convertible notes, and the shares issuable upon exercise of warrants, were issued and sold. The shares issuable as interest have not been issued.

(5) Represents 3,074,894 total shares issued and outstanding, less 238,233 shares held by the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders.

(6) Represents (i) 1,412,500 shares that were issuable upon conversion of convertible notes, and (ii) 1,695,000 shares that were issuable upon exercise of warrants.

(7) Represents 446,552 total shares issued and outstanding, less 85,048 shares held by the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders.

(8) Represents (i) 79,834 shares that were issuable upon conversion of convertible notes and (ii) 33,333 shares that were issuable upon exercise of warrants. The shares issuable upon conversion of convertible notes, and the shares issuable upon exercise of warrants, were issued and sold.

(9) Represents 784,118 total shares issued and outstanding, less 69,500 shares held by the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders.

(10) Represents (i) 228,226 shares of common stock and (ii) 159,758 shares that were issuable upon exercise of warrants. The shares of common stock have been sold. The shares issuable upon exercise of warrants have not been issued.

(11) Represents 1,036,309 total shares issued and outstanding, less 79,500 shares held by the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders.

(12) Represents (i) 200,000 shares of common stock, and (ii) 240,000 shares that were issuable upon exercise of warrants. The shares of common stock have been sold. The shares issuable upon exercise of warrants have not been issued.

On March 12, 2007 the Company entered into a Subscription Agreement (the "March 12, 2007 Subscription Agreement"), with eight subscribers relating to the issuance and sale in a private placement by us of $2,825,000 principal amount of convertible notes, which were convertible into 1,412,500 shares of our common stock at an initial conversion price of $2.00 per share, and warrants to purchase 1,412,500 shares of our common stock at an initial exercise price of $2.88 per share, which are exercisable for a period commencing on May 15, 2007 and terminating on May 12, 2012. The eight subscribers included Chestnut Ridge Partners, LP, who purchased a note in the principal amount of $250,000, Whalehaven Capital Fund Limited, who purchased a note in the principal amount of $750,000, Greenwich Growth Fund Limited, who purchased a note in the principal amount of $250,000, Monarch Capital Fund Ltd., who purchase a note in the principal amount of $250,000, Alpha Capital Anstalt, who purchase a note in the principal amount of $350,000, and Osher Capital Partners LLC, who purchased a note in the principal amount of $75,000. We paid First Montauk, the selling agent, a cash fee of $282,500. We also issued First Montauk warrants to purchase an aggregate of 282,500 shares of our common stock on the same terms and conditions as the warrants issued to the subscribers. We paid Grushko, the subscribers' attorneys, a fee of $15,000. The issuance and sale of the convertible notes and warrants pursuant to the March 12, 2007 Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the Private Placement. The issuance of the warrant to First Montauk (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. Each of the convertible notes and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act. The Company, pursuant to the March 12, 2007 Subscription Agreement, filed a Registration Statement on Form SB-2 on July 12, 2007 (the "July 2007 Registration Statement"), to register 936,098 shares, representing a portion of the shares of common stock issuable upon conversion of the convertible notes. The July 2007 Registration Statement has been declared effective by the Securities and Exchange Commission. On September 7, 2007, the Company reduced the exercise price of the warrants and the conversion price of the notes to $1.40. Any shares in excess of the shares that have already been registered for sale on conversion of the notes will not be registered under the Securities Act. Of the 936,098 shares issuable upon conversion of convertible notes registered thereunder, 890,123 shares have been issued and sold (the remaining 45,975 shares have not been issued). The shares issuable upon exercise of the warrants issued pursuant to the March 12, 2007 Subscription Agreement, have not been issued.

On January 19, 2006 the Company entered into a Subscription Agreement (the "January 19, 2006 Subscription Agreement"), with three subscribers relating to the issuance and sale in a private placement by us of $1,250,000 principal amount of convertible notes, which were convertible into 166,667 shares of our common stock at the initial conversion price of $7.50 per share, and warrants to purchase 166,667 shares of our common stock at the initial exercise price of $5.7474 per share, which were exercisable for a period commencing on the sooner of July 18, 2006 or the date the Company's stockholders approve the issuance of the Company's common stock issuable on conversion of the convertible notes (if such approval is required by the applicable rules of the Nasdaq) through the fifth anniversary of the issuance. The three subscribers consisted of Chestnut Ridge Partners, LP, who purchased a note in the principal amount of $250,000, Whalehaven Capital Fund Limited, who purchased a note in the principal amount of $750,000, and Nite Capital LP, who purchased a note in the principal amount of $250,000. We paid First Montauk, the selling agent, a cash fee of $125,000. We also issued First Montauk warrants to purchase an aggregate of 200,000 shares of our common stock on the same terms and conditions as the warrants issued to the Subscribers. We paid Grushko, the subscribers' attorneys, a fee of $10,000. The issuance and sale of the convertible notes and warrants pursuant to the January 19, 2006 Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the Private Placement. The issuance of the warrant to First Montauk (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. Each of the convertible notes and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act. The Company, pursuant to the January 19, 2006 Subscription Agreement, filed a Registration Statement on Form SB-2 on April 26, 2006 (the "April 2006 Registration Statement"), to register the shares of its common stock issuable upon conversion of the convertible notes, shares of its common stock issuable in payment of interest due on the convertible notes and shares of its common stock issuable upon the exercise of warrants. The April 2006 Registration Statement has been declared effective by the Securities and Exchange Commission. On September 28, 2006, the conversion price and exercise price were reduced to $1.25. The shares issuable upon conversion of convertible notes registered thereunder have been issued and sold, the shares issuable upon exercise of warrants registered thereunder have been issued and sold, and the shares issuable as interest registered thereunder have not been issued.

On July 19, 2005 the Company entered into a Subscription Agreement (the "July 19, 2005 Subscription Agreement") with five investors relating to the issuance and sale, in a private placement exempt from the registration requirements of the Securities Act. Pursuant to the July 19, 2005 Subscription Agreement, the company issued 200,000 shares of its common stock at a price of $7.50 per share and warrants to purchase 200,000 shares of the Company's common stock at a price of $10.1352 per share which are exercisable for a period commencing six months from the Closing Date and terminating on the fifth anniversary of the issuance of such warrant. The subscribers included Whalehaven Capital Fund Limited, which purchased 26,667 shares for $200,000. The Company received gross proceeds of $1,500,000 and net proceeds of $1,339,993.50 before deducting attorneys' fees, printing fees and other miscellaneous fees related to the private placement. First Montauk acted as Selling Agent in the private placement. Pursuant to the Selling Agent agreement between the Company and First Montauk, First Montauk was paid a cash fee of $150,000 (10% of the aggregate purchase price of the common stock sold to the Subscribers). The Company also issued First Montauk, including First Montauk's employees and affiliates, a warrant to purchase 40,000 shares of its common stock on the same terms as those issued to Subscribers. The Company paid Grushko, the subscribers' attorneys, a cash fee of $10,000.The Company, pursuant to the July 19, 2005 Subscription Agreement, filed a Registration Statement on Form SB-2 on November 30, 2005 (the "November 2005 Registration Statement"), to register the shares of its common stock issuable upon conversion of the convertible notes and shares of its common stock issuable upon the exercise of warrants. The November 2005 Registration Statement has been declared effective by the Securities and Exchange

Commission. The shares of common stock registered thereunder have been sold, and the shares issuable upon exercise of warrants registered thereunder have not been issued.

The issuance and sale of the common stock and warrants pursuant to the July 19, 2005 Subscription Agreement was made in reliance upon the exemption provided in
Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection of the Private Placement. The issuance of the warrant to First Montauk (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. Each of the warrants and the certificates representing shares of the Company's common stock and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act.

On December 3, 2004, we entered into a Subscription Agreement (the "December 3, 2004 Subscription Agreement") with nine investors relating to the issuance and sale, in a private placement by us of 228,226 shares of our common stock at a price of $18.60 per share and warrants to purchase 114,113 shares of our common stock at a price of $30.90 per share which are exercisable for a period commencing on June 5, 2005 and terminating on the fifth anniversary of the issuance of such warrant. The investors included Whalehaven Capital Fund Limited, which purchased 9,409 shares for $175,000. The issuance of the Common Stock and warrants pursuant to the December 3, 2004 Subscription Agreement was subject to the approval by our stockholders. Our stockholders approved the issuance of our common stock pursuant to the Subscription Agreement on February 10, 2005 and on February 15, 2005, we issued the subscribers 228,226 shares of our common stock, and warrants to purchase 114,113 shares of our common stock. From the sale of our securities to the subscribers, we received gross proceeds of $4,245,000. We paid First Montauk, the selling agent in the private placement, a cash fee of $424,500 and $127,350 as a non-accountable expense allowance. First Montauk also was issued a warrant to purchase 45,645 shares of our common stock on the same terms as the warrants issued to the subscribers. We paid a fee of $10,000 to Grushko, the subscribers' attorneys. The Company, pursuant to the December 3, 2004 Subscription Agreement, filed a Registration Statement on Form SB-2 on February 17, 2005 (the "February 2005 Registration Statement"), to register the shares of its common stock issued pursuant to the December 3, 2004 Subscription Agreement and shares of its common stock issuable upon the exercise of warrants. The February 2005 Registration Statement has been declared effective by the Securities and Exchange Commission. The shares of common stock registered thereunder have been sold, and the the shares issuable upon exercise of warrants registered thereunder have not been issued.

The issuance and sale of the Common Stock and warrants pursuant to the December 3, 2004 Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the certificates representing shares of the Company's common stock and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants unless registered under the Securities Act.

Pursuant to a Subscription Agreement, dated as of July 30, 2004 (the "July 30, 2004 Subscription Agreement"), the Company completed a $688,500 private placement of its common stock to certain accredited investors. The Company received net proceeds of approximately $588,126.24. In this private placement, the Company sold 79,833 shares of its common stock. The company also granted the subscribers warrants to purchase an aggregate of 33,333 shares of the Company's common stock at an exercise price of $11.025 per share. The subscribers included Whalehaven Capital, which purchased 11,595 shares for $100,000, Whalehaven Fund Ltd, which purchased 14,494 shares for $125,000, and Greenwich Growth Fund Limited, which purchased 11,595 shares for $100,000. The warrant cannot be exercised until February 1, 2005 expires on July 29, 2009. We paid First Montauk, the selling agent in the private placement, a cash fee of $68,850 and $19,002 as a non-accountable expense allowance. We paid a fee of $12,500 to Grushko, the investors' attorneys. The Company, pursuant to the July 30, 2004 Subscription Agreement, filed a Registration Statement on Form SB-2 on September 17, 2004 (the "September 2004 Registration Statement") , to register the shares of its common stock issued pursuant to the July 30, 2004 Subscription Agreement and shares of its common stock issuable upon the exercise of warrants. The September 2004 Registration Statement has been declared effective by the Securities and Exchange Commission. The shares of common stock registered thereunder have been sold, The shares issuable upon exercise of warrants registered thereunder have been issued and sold.

The issuance and sale of the Common Stock and warrants pursuant to the July 30, 2004 Subscription Agreement was made in reliance upon the exemption provided in
Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the certificates representing shares of the Company's common stock and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants unless registered under the Securities Act.

Other than the Subscription Agreement, the March 12, 2007 Subscription Agreement, the January 19, 2006 Subscription Agreement, the July 19, 2005 Subscription Agreement, the December 3, 2004 Subscription Agreement, and the July 30, 2004 Subscription Agreement, there are no relationships or arrangements that have existed in the past three years or are to be performed in the future between the Company (or any of its predecessors) and the selling shareholders, any affiliates of the selling shareholders, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (or any predecessor of those persons). All amounts included in the descriptions of the January 19, 2006 Subscription Agreement, the July 19, 2005 Subscription Agreement, the December 3, 2004 Subscription Agreement, and the July 30, 2004 Subscription Agreement, have been adjusted to reflect the six-to-one reverse stock split effected August 4, 2006.

NUMBER OF SHARES OUTSTANDING

As of November 2, 2007, 5,718,664 shares of our common stock were issued and outstanding (following the issuance the Common Shares).

RISK FACTORS

An investment in our common stock involves a very significant risk. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock.

Any significant downward pressure on the price of our common stock as our shareholders sell shares of our common stock could encourage short sales. Any such short sales could place further downward pressure on the price of our common stock.

We have a history of operating losses and thus we may not be profitable in the future.

Our continued existence is dependent upon us successfully expanding our business and attaining profitable operations. We have historically had net losses from operations and there can be no assurance that we will be profitable in the future. If we are not profitable and cannot attain sufficient capital to fund our operations we may have to cease our operations.

We have many competitors and we may not be able to compete effectively against them.

The market for our manufactured products is very competitive. There are several companies that manufacture products similar to the products we sell. Most of these companies are substantially larger than us and have substantially greater name recognition, financial resources and personnel than we do.

Our success depends on keeping up with technological changes.

The market for our manufactured products is characterized by rapid technological changes and advances. Our failure to continue to introduce new products in a timely or cost effective manner or our failure to continue to improve our existing products in a timely or cost effective manner would materially adversely affect our operating results, and as a result, we may not be able to compete effectively against them.

We are dependent on a few large customers.

Our dependence on major customers including Bonneville Power Authority and NSTAR, which accounted for an aggregate $229,512 in sales during the fiscal year ended July 31, 2007, subjects us to significant financial risks in the operation of our business if a major customer were to terminate or materially reduce, for any reason, its business relationship with us.

We may not be able to attract the qualified personnel we need to succeed.

Because of the technical nature of our business, we are dependent upon our ability to attract and retain technologically qualified personnel. Competition for individuals with proven professional or technical skills is intense, and the demand for these individuals is expected to remain very strong for the foreseeable future. Larger companies may be able to pay substantially higher salaries than we are able to pay. Therefore, we may not be successful, especially during increased economic activity, in attracting qualified personnel.

Our minimal staff may have difficulty managing our operations.

We only employ about 15 people on a full time basis. Approximately 8 of our full time employees are involved in production. Our success is dependent upon the services of our current management, particularly Robert S. Benou, our Chairman, Chief Executive Officer and Chief Financial Officer and Marc Benou our President, Chief Operating Officer and Secretary. Messrs. Robert Benou and Marc Benou are currently serving under employment contracts that renew on a year-to-year basis unless terminated by either party thereto upon at least 90 days notice prior to the expiration of the then current term of such agreement. If the employment of Messrs. Robert Benou or Marc Benou terminates, or if either is unable to perform his duties, we may be materially and adversely affected.

We are dependent on component manufacturers to provide us with the parts we need.

We are dependent on outside suppliers for all of the subcomponent parts and raw materials we need to assemble our products. A shortage, delay in delivery, or lack of availability of a part could lead to assembling delays, which could reduce sales. We also purchase some custom parts, primarily printed circuit boards. The failure of a supplier of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues.

We have limited cash and may not be able to receive additional financing.

As of July 31, 2007, we had approximately $2,724,341 in cash (including $2,037,330 in a certificate of deposit). We believe that this, together with anticipated cash flows from operation will be sufficient to satisfy our working capital requirements for the foreseeable future. However, we may need to seek additional financing sooner than we anticipate as a result of factors including but not limited to the following:

o changes in operating plans

o lower than anticipated sales

o increased operating costs; and

o potential acquisitions

However, additional financing may not be available on commercially reasonable terms, if at all.

Our stock price may fluctuate, which may make it difficult to resell your shares at attractive prices.

The market price of our common stock may experience fluctuations. The market price of our common stock has been volatile, and may continue to be volatile. Factors that could cause volatility in our stock price include:

o fluctuations in our quarterly operating results;

o stock market prices and volume fluctuations generally;

o economic conditions specific to any of the industries that we conduct business in;

o announcements by us or our competitors relating to new services or technologies, significant acquisitions, significant orders, strategic relationships, joint ventures or capital commitments; and

o applicable regulatory developments.

If we are delisted from the Nasdaq Capital Market, you may also find it more difficult to trade our common stock due to "penny stock" rules.

If we are unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in our common stock would be conducted in the over-the-counter market in what is commonly referred to as the "pink sheets" or on the OTC Bulletin Board. If our shares become subject to the regulations on penny stocks, the price and ability to sell our shares would be severely affected because the shares could only be sold in compliance with the penny stock rules.

The issuance of shares upon conversion of our convertible securities and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

As of November 2, 2007, we had outstanding warrants to purchase 2,103,091 shares of our common stock, of which warrants to purchase 159,758 shares of our common stock have an exercise price of $7.50 per share, warrants to purchase 240,000 shares of our common stock have an exercise price of $10.12 per share, warrants to purchase 8,333 shares of our common stock have an exercise price of $1.25 per share, warrants to purchase 1,695,000 shares of our common stock have an exercise price of $1.40 per share. As of November 2, 2007, we also had outstanding convertible notes having an aggregate principal balance of $1,578,829 which are convertible into 1,127,735 shares of our common stock at a conversion price of $1.40 per share. Subject to the terms of the convertible notes we may also issue shares of our common stock to pay interest due on the convertible notes. The issuance of shares of our common stock upon the exercise of warrants or upon conversion of the notes may result in substantial dilution to the interests of other stockholders.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the Selling Stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Stockholders and we will not receive any proceeds from the resale of the common stock by the Selling Stockholders. We did receive net proceeds of $1,163,268 (after deduction our attorneys' fees, printing fees and other miscellaneous fees related to the private placement) from the sale of the Common Shares to the Selling Stockholders. We are using the proceeds for working capital. We will incur all costs associated with this registration statement and prospectus, which are currently estimated to be approximately $16,500. If the Warrants issued pursuant to the Subscription Agreement (including the Broker Warrants and the Legal Fee Warrants) are completely exercised for cash, we would receive a maximum of $1,123,986 as a result of such exercises. Notwithstanding, there is no assurance that any of the warrants will be exercised. If we receive any proceeds from the exercise of the warrants, these proceeds will be used for general working capital purposes.

SELLING STOCKHOLDERS

The following table sets forth, as of November 2, 2007 (subsequent to the issuance of the Common Shares and Warrants), information regarding the beneficial ownership of our common stock by the Selling Stockholders. In the table below, the percentage ownership after the offering is based upon the assumed sale by the Selling Stockholders of all shares they may offer for sale pursuant to this prospectus. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. The percentages for each Selling Stockholder are calculated based on 5,718,664 shares issued and outstanding, plus the additional shares that the Selling Stockholder is deemed to beneficially own as set forth in the table. The shares offered by this prospectus shall be deemed to include shares offered by any pledge, donee, transferee or other successor in interest of any of the Selling Stockholders below, provided that this prospectus is amended or supplemented if required by applicable law. Except as noted, none of the Selling Stockholders have had any material relationship with us or any of our predecessors or affiliates within the past three years.

The information in this table is based upon information provided by each respective Selling Stockholder.


                                           Beneficial Ownership Before                              Beneficial Ownership After This
                                                  This Offering                                                  Offering
                                           ---------------------------                              -------------------------------
                                           # of Shares    % of Shares    Shares Being Offered (1)   # of Shares      % of Shares
                                           -----------   -------------   ------------------------   -----------      -----------
Excalibur Small Cap Opportunity Fund** (2)
33 Prince Arthur Avenue                    254,404 (3)       4.44%          252,856 (4)             85,833 (5)            1.36%
Toronto ON MSR 1B2

Chestnut Ridge Partners LP ** (6)
50 Tice Boulevard                          292,730 (7)       4.89%          108,000 (8)             220,730 (9)           3.44%
Woodcliff Lake, NJ 07677



                                          Beneficial Ownership Before                              Beneficial Ownership After This
                                                This Offering                                                 Offering(1)
                                          ---------------------------                              -------------------------------
                                          # of Shares    % of Shares      Shares Being Offered     # of Shares      % of Shares
                                          -----------   -------------   ------------------------   -----------      -----------
Whalehaven Capital Fund Limited ** (10)
3rd Floor, 14 Par-Laville Road              300,349 (11)      4.99%          428,892 (12)          325,900 (13)            4.99%
Hamilton, Bermuda HM08

Greenwich Growth Fund Limited ** (14)
3rd Floor, Par La Ville Place               292,732 (15)      4.93%          108,000 (8)           220,732 (16)            3.44%
14 Par-Laville Road
Hamilton, Bermuda

Monarch Capital Fund Limited ** (17)
Harbour House, 2nd Floor                    300,349 (18)      4.99%           267,857 (19)         232,143 (20)            3.61%
Waterfront Drive, Road Town
Tortola, BVI

Alpha Capital Anstalt ** (21)
Pradafant 7                                 300,349 (22)      4.99%           208,929 (23)         325,900 (24)            4.99%
9490 Furstentums
Vaduz, Lichtenstein

Osher Capital Partners LLC ** (25)
5 Sansberry Lane                             102,863 (26)     1.77%            54,966 (27)           66,219 (28)           1.06%
Spring Valley, NY 10977

Barbara Mittman ** (29)                            0 (30)        *             10,000 (31)                 0               *
551 Fifth Avenue, Suite 1601
New York, NY 10176


* Less than one percent.

** The warrants issued to the Selling Stockholders provide that the holder of such warrant shall not be entitled to exercise the warrant on an exercise date in connection with that number of shares of common stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on an exercise date, and (ii) the number of shares of common stock issuable upon the exercise of the warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulation 13d-3 thereunder. The holder may decide whether to exercise a warrant to achieve an actual 4.99% ownership position. The holders may waive the conversion limitation in whole or in part upon and effective after 61 days prior written notice to the Company.

(1) Assumes that all shares that are registered will be sold.

(2) William Hechter is the president of the general partner of Excalibur Small Cap Opportunity Fund and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Mr. Hechter may be deemed to be a control person, with voting and investment control (directly or with others), of the securities of the Company owned by Mr. Hechter. Mr. Goodman disclaims beneficial ownership of these securities. The Selling Stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(3) The beneficial ownership of Excalibur Small Cap Opportunity Fund includes
(i) 168,571 Common Shares and (ii) 85,833 shares of our common stock issuable upon exercise of outstanding warrants. It does not include 84,285 shares that are issuable upon exercise of Warrants that are not exercisable until May 2, 2008.

(4) Represents (i) 168,571 Common Shares, and (ii) 84,285 shares issuable upon exercise of Warrants.

(5) Represents shares of common stock issuable upon exercise of outstanding warrants.

(6) Kenneth Pasternak is the principal of Chestnut Ridge Partners, LP and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 as amended may be deemed to be a control person with voting and investment control (directly or with others), of the securities of the Company owned by Chestnut Ridge Partners LP. Mr. Pasternak disclaims beneficial ownership of these securities. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(7) The beneficial ownership of Chestnut Ridge Partners LP includes (i) 72,000 Common Shares, (ii) 95,730 shares issuable upon conversion of outstanding convertible notes, and (iii) 125,000 shares issuable upon exercise of outstanding warrants. It does not include 36,000 shares that are issuable upon the exercise of Warrants that are not exercisable until May 2, 2008.

(8) Represents (i) 72,000 Common Shares, and (ii) 36,000 shares issuable upon exercise of Warrants.

(9) Represents (i) 95,730 shares issuable upon conversion of outstanding convertible notes, and (ii) 125,000 shares issuable upon exercise of outstanding warrants.

(10) Michael Finkelstein is the investment manager, Arthur Jones and Trevor Williams are the directors, and Brian Mazzella is the chief financial officer, of Whalehaven Capital Fund Limited and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, may be deemed control persons, with voting and investment control (directly or with others), of the securities of the Company shares owned by Whalehaven Capital Fund Limited. Mr. Finkelstein, Mr. Jones, Mr. Williams, and Mr. Mazzella disclaim beneficial ownership of these securities. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(11) The beneficial ownership of Whalehaven Capital Fund Limited includes (i) 285,928 Common Shares, and (ii) 14,421 shares of our common stock issuable upon conversion of a convertible note.

(12) Represents (i) 285,928 Common Shares, and (ii) 142,964 shares of common stock issuable upon exercise of Warrants.

(13) Represents (i) 287,192 shares of common stock issuable upon conversion of outstanding convertible notes, and (ii) 38,738 shares of common stock issuable upon exercise of outstanding warrants.

(14) John Paul Furey is the director of Greenwich Growth Fund Limited and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 as amended may be deemed to be control persons with voting and investment control (directly or with others), of the securities of the Company owned by Greenwich Growth Fund Limited. Mr. Furey disclaims beneficial ownership of these securities. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(15) The beneficial ownership of Whalehaven Capital Fund Limited includes (i) 72,000 Common Shares, (ii) 95,732 shares issuable upon conversion of outstanding convertible notes, and (iii) 125,000 shares issuable upon exercise of outstanding warrants. It does not include 36,000 shares that are issuable upon the exercise of Warrants that are not exercisable until May 2, 2008.

(16) Represents (i) 95,732 shares issuable upon conversion of outstanding convertible notes, and (ii) 125,000 shares issuable upon exercise of outstanding warrants.

(17) Monarch Capital Fund Ltd is a British Virgin Islands Investment Fund Managed by Beacon Fund Advisors Ltd and advised by Monarch Managers Ltd. David Sims and Joseph Franck, the principals respectively of the Manager and the Advisor, have voting and investment control with regard to the fund, and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 as amended may be deemed to be control persons with voting and investment control (directly or with others), of the securities of the Company owned by Monarch Capital Fund Ltd. Messrs. Sims and Franck disclaim beneficial interest in the shares being registered hereunder. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(18) The beneficial ownership of Monarch Capital Fund Limited includes (i) 178,571 Common Shares, (ii) 107,143 shares of common stock issuable upon conversion of outstanding convertible notes, and (iii) 14,365 shares of common stock issuable upon exercise of outstanding warrants.

(19) Represents (i) 178,571 Common Shares, and (ii) 89,286 shares of common stock issuable upon exercise of Warrants.

(20) Represents (i) 107,143 shares of common stock issuable upon conversion of outstanding convertible notes, and (ii) 125,000 shares of common stock issuable upon exercise of outstanding warrants.

(21) Konrad Ackermann is the director of Alpha Capital Anstalt and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 as amended may be deemed to be a control person with voting and investment control (directly or with others), of the securities of the Company owned by Alpha Capital Anstalt. Mr. Ackermann disclaims beneficial ownership of these securities. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(22) The beneficial ownership of Alpha Capital Anstalt includes (i) 139,286 Common Shares, and (ii) 161,063 shares of common stock issuable upon conversion of outstanding convertible notes.

(23) Represents (i) 139,286 Common Shares, and (ii) 69,643 shares of common stock issuable upon exercise of Warrants.

(24) Represents (i) 180,000 shares of common stock issuable upon conversion of outstanding convertible notes, and (ii) 145,900 shares of common stock issuable upon exercise of outstanding warrants.

(25) Yisroel Kluger is the director of Osher Capital Partners LLC and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 as amended may be deemed to be a control person with voting and investment control (directly or with others), of the securities of the Company owned by Osher Capital Partners LLC. Mr. Kluger disclaims beneficial ownership of these securities. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(26) The beneficial ownership of Osher Capital Partners Limited includes (i) 36,644 Common Shares, (ii) 28,719 shares of common stock issuable upon conversion of outstanding convertible notes, and (iii) 37,500 shares of common stock issuable upon exercise of outstanding warrants. It does not include 18,322 shares of common stock issuable upon exercise of Warrants that are not exercisable until May 2, 2008.

(27) Represents (i) 36,644 Common Shares, and (ii) 18,322 shares of common stock issuable upon exercise of Warrants.

(28) Represents (i) 28,719 shares of common stock issuable upon conversion of outstanding convertible notes, and (ii) 37,500 shares of common stock that are issuable upon exercise of outstanding warrants.

(29) The selling stockholder has informed that she is not a broker-dealer or an affiliate of a broker-dealer.

(30) The beneficial ownership of Barbara Mittman does not include shares of common stock issuable upon exercise of Warrants that are not exercisable until May 2, 2008.

(31) Represents shares of common stock issuable upon exercise of the Legal Fee Warrants.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Stockholders. We are paying all costs, expenses and fees in connection with the registration of shares offered by this prospectus. First Montauk acted as the selling agent/placement agent in connection with the private placement and we paid First Montauk a finder's fee of $133,420. We also issued First Montauk (including its employees and affiliates) a warrant to purchase 190,600 shares of our common stock at a purchase price of $1.66 per share. Brokerage commissions, if any, attributable to the sale of shares will be borne by the Selling Stockholders.

The Selling Stockholders or their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o short sales;

o privately negotiated transactions;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale;

o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

o any other method permitted pursuant to applicable law and the Subscription Agreement.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured, obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates.

In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to any losses, claims, damages or liabilities to which the Selling Stockholders may become subject under the Securities Act or otherwise insofar as these losses, claims, damages or liabilities arise out of or are based on an untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Registrable Securities are registered under the Securities Act pursuant to Section 10 of the Subscription Agreement.

We have also agreed to indemnify First Montauk against liability losses and expenses related to any untrue statement of a material fact or an alleged untrue statement of a material fact contained in the Subscription Agreement and related agreements and any breach of any representations contained in the Selling Agent Agreement.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) two years from November 2, 2007 or (2) such time as all of the shares covered by this prospectus have been transferred or sold pursuant to and in accordance with the registration statement or pursuant to Rule 144(k) of the Securities Act without regard to volume limitation.

LEGAL PROCEEDINGS

MEYERS ASSOCIATES, L.P. V. CONOLOG CORPORATION, Supreme Court of the State of New York, County of New York

INDEX NO. 600824/07

On March 13, 2007, Meyers Associates, L.P. commenced an action against Conolog Corporation, asserting that: (1) Conolog breached a purported contract it had with Meyers pursuant to which it claims Meyers was to act as lead underwriter in connection with a Regulation D securities offering for Conolog, and (2) Conolog misappropriated a purported confidential list of potential investors. Conolog denies the allegations in the complaint and intends to vigorously defend against Meyers's claims. On May 4, 2007, Conolog served its answer to the complaint and discovery demands. While Conolog believes it has meritorious defenses, at this early stage in the proceedings, it is not possible to predict the outcome.

We are not currently involved in any other legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. The officers of our company are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors, executive officers and other significant employees, their ages and positions held are as follows:

  Name                Age    Position with the Company
  ----                ---    -------------------------
  Robert S. Benou     73     Chairman, Chief Executive Officer, Chief Financial
                             Officer and Director

  Marc R. Benou       39     President, Chief Operating Officer, Secretary and
                             Director

  Thomas Fogg         70     Vice President---Engineering

  Louis S. Massad     70     Director

  Edward J. Rielly    39     Director

  David M. Peison     39     Director


Robert S. Benou has been the Company's Chairman and Chief Executive Officer since May 1, 2001. From 1968 until May 1, 2001, he served as the Company's President. Mr. Benou is also the Company's Chief Financial Officer. Mr. Benou's responsibilities include new product development and supervision of sales and marketing. From June 2001 until August 2005, Mr. Benou served as a member of the board of Henry Bros. Electronics, Inc. (formerly known as Diversified Security Solutions, Inc.), a publicly held company that is a single-source/turn-key provider of technology-based security solutions for medium and large companies and government agencies. Since December 2003, Mr. Benou has served as a member of the board of directors of eXegenics, Inc., a publicly held company. Mr. Benou is a graduate of Victoria College and holds a BS degree from Kingston College, England and a BSEE from Newark College of Engineering, in addition to industrial management courses at Newark College of Engineering. Robert S. Benou is the father of Marc R. Benou.

Marc R. Benou has been the Company's President and Chief Operating Officer since May 1, 2001. Mr. Benou is also the Company's Secretary. Mr. Benou joined the Company in 1991 and is responsible for material purchasing and inventory control. From March 1995 until May 1, 2001, he served as Vice President. Mr. Benou has been on the company's Board and has served as the Company's assistant secretary since March 1995. Mr. Benou attended Lehigh and High Point University and holds a BS degree in Business Administration and Management. Marc R. Benou is the son of Robert S. Benou, the Company's Chairman Chief Executive Officer and Chief Financial Officer.

Thomas R. Fogg joined the company in 1976 as Chief Engineer responsible for analog and guidance projects. Since 1986, Mr. Fogg has served as Vice President--Engineering; he led the design team in the development of the Company's commercial products. Mr. Fogg holds a BSEE degree from Lafayette College and a MSEE degree from Rutgers University. Mr. Fogg is a fellow of the Institute of Electrical and Electronic Engineers and has published articles on delay equalization and the use of crystal resonators.

Louis S. Massad has been a Director of the Company since April 1995. From 2000 until 2003 Mr. Massad was the Chief Financial Officer, Vice President and a Director of Henry Bros. Electronics Inc. (formerly known as Diversified Security Solutions, Inc.). From 1997 to 2000, Mr. Massad was a consultant to Henry Bros. Electronics, Inc. From 1986 to 1997, Mr. Massad was a Vice President, Chief Financial Officer and Director of Computer Power Inc. Mr. Massad holds a BS and MS degree from Cairo University (Egypt) and an MBA from Long Island University, New York.

Edward J. Rielly has been a Director of the Company since January 1998. Mr. Rielly is a Manager, HSBC Business Systems, with HSBC, a financial corporation, where his responsibilities include various credit card websites. Mr. Rielly has worked for HSBC in various capacities since 2001. From March 2000 to November, 2001, Mr. Rielly was a Senior Consultant with Esavio Corporation. >From February 1998 to February 2000, Mr. Rielly was an Application Developer with Chubb Corporation. From 1993 to 1998, Mr. Rielly was an Application Developer with the United States Golf Association. Mr. Rielly is a graduate of Lehigh University and holds a BS in Computer Science.

David M. Peison has been as a Director of the Company since October 2004. Since October 2005, Mr. Peison has been in the global markets division of HSBC Bank. From 2002 until 2005, Mr. Peison was with Deutsche Bank's global markets division in New York City. From 1992 to 2000, Mr. Peison was in a private law practice in Florida and New York City. Mr. Peison holds an MBA from Emory University in Atlanta, GA, a Juris Doctor from The Dickinson School of Law of Pennsylvania State University and is admitted to the Florida, New York and Massachusetts Bars. Mr. Peison obtained his BA degree from Lehigh University in Bethlehem, PA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 2, 2007 (unless otherwise indicated), certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The applicable percentage of ownership is based on 5,718,664 shares of our Common Stock issued and outstanding as of November 2, 2007.


                                     Amount and Nature of
  Name and Title                     Beneficial Ownership   Percent of Class
  --------------------------------   --------------------   ----------------
  Robert S. Benou                    329,003*               5.8%
  Chairman, CEO, CFO and
  Director

  Marc R. Benou                      326,749                5.7%
  President, COO, Secretary
  and Director

  Louis Massad, Director             35,000                 0.6%

  Thomas Fogg, Vice President        17,000                 0.3%
  -Engineering

  Edward J. Rielly, Director         0                      0%

  David Peison, Director             43,333                 0.8%

  All Executive Officers             751,085                13.1%
  and Directors as a Group
  (6 Persons)

*Includes 15,000 shares Mr. Benou has transferred to an individual. Mr. Benou remains the record owner of the shares.

The address for each of the named individuals is c/o Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876.

The following description of our capital stock and the provisions of our Articles of Incorporation and By-Laws, each as amended, is only a summary.

We are authorized to issue 30,000,000 shares of common stock. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights in the election of directors. Our By-laws require that only a majority of the issued and outstanding shares of our common stock must be represented to constitute a quorum and to transact business at a stockholders meeting.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have not declared nor paid any dividends on our common stock, and we do not anticipate that dividends will be declared in the foreseeable future. Rather, we intend to apply any earnings to the expansion and development of our business. Any payment of cash dividends on our common stock in the future will be dependent upon our earnings, financial condition, capital requirements and other factors which our Board of Directors deems relevant. In the event of liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and payments to holders of our preferred stock.

Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to our common stock.

We are authorized to issue 2,000,000 shares of Preferred Stock, issuable in series, of which there are outstanding 155,000 shares of Series A Preferred Stock, $.50 par value (162,000 authorized) and 1,197 shares of Series B Preferred Stock, $.50 par value (2,000,000 authorized). Holders of Series A Preferred Stock are entitled to receive, out of funds legally available therefore, dividends at the rate of 4% per annum, which were $117,683 ($.76 per share) in arrears as of July 31, 2007. In addition, each share of series A preferred stock may be exchanged for one share of common stock upon the surrender of the preferred stock and payment of $48,000 per share. The Series A Preferred Stock has no voting rights. We may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.

Holders of Series B Preferred Stock are entitled to receive, out of funds legally available therefore, dividends at the rate of $.90 per share, which were $38,856 ($32.46 per share) in arrears as of July 31, 2007. The Series B Preferred Stock has no voting rights. The Series B Preferred is convertible into ..005 of one share of common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Conolog in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

HISTORY

We were organized in 1968 and were engaged primarily in the design and manufacture of electronic components and systems for military applications.

In July 1971, we merged with DSI Systems, Inc., then engaged in the development and manufacture of terminal viewers for digital retrieval of microfilm. Later that year, we changed our name to Conolog Corporation.

In 1981 we acquired one of our customers, INIVEN Corporation ("INIVEN"). At that time, we were manufacturing, on behalf of INIVEN, a line of transmitters and receivers used for controlling and transceiving the measurement of the flow of gases and liquids, by gas and water utilities for controlling the flow of waste water and sewage and measuring and controlling traffic.

During 1987, we made a strategic decision to redirect our focus from military to commercial markets. Since that time, we have refocused on manufacturing and marketing our products for the commercial marketplace rather than depend on the military and defense-related markets. Our primary emphasis was on products for electric utilities, co-generation of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology.

In September 1998, we acquired the assets of Atlas Design, Inc., a human resource outsourcing company, to further our strategy of mergers and acquisitions, and to assist in providing qualified engineering and technical staff in support of our longer term contracts.

In January 2001, we acquired substantially all of the assets of Prime Time Staffing Inc. and Professional Temp Solutions, Inc. These companies provided permanent and temporary employees for the graphics design firms, book publishing companies and engineering businesses.

During the year ended July 31, 2001, we formed a wholly owned subsidiary, Lonogoc Corporation. In August, 2000, Lonogoc Corporation purchased the assets of Independent Computer Maintenance Corporation, which provided installation, maintenance, and troubleshooting of computer systems and networks. On October 22, 2002, we entered an agreement to rescind the Asset Purchase Agreement between us and Independent Computer Maintenance Corporation. Under the rescission agreement, Conolog and its subsidiary agreed to transfer all assets previously purchased pursuant to the Asset Purchase Agreement, to the extent they still exist, to the former seller. The return of the purchase price paid for the assets was $600,000, $300,000 in cash at closing, a note, which is secured by a first mortgage on a condominium, for $150,000 bearing an interest rate of 7.5% of which will be paid over 24 months in equal monthly installments of $6,750 per month beginning December 2002, and an unsecured note receivable for $137,350 payable over 10 years beginning December 2004 bearing an interest rate of 5%.

In March 2004, we ceased operating our staffing business. The assets of our wholly-owned subsidiary, Nologoc, Inc. trading as Atlas Design, were sold to the subsidiary's Vice President. In consideration of the sale, we received $34,000 in cash.

PRODUCTS

We are engaged in the design and manufacture of (i) transducers, which are electro-magnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by us); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by us) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic "networks" which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter, and (vii) multiplexer supervisory controls, which enable callers with high volumes of supervisory data to transmit on fewer phone lines.

Such products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, tele-printing of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. Our products may be used independently or in combination with other products to form a system type configuration, whereby our equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

PRESENT STATUS/BUSINESS PRODUCT DESCRIPTION

We are engaged in three basic market segments:

(A) Commercial Sales (Under the trade name "INIVEN" (a Division of Conolog))

o Direct sales to end-users

o Sales to system assemblers

o Sales to contractors/installers

(B) Military Sales

o Direct contract sales to the military

o As subcontractor to systems producers

o Foreign governments

(C) Commercial Sales - As Manufacturing Subcontractor to Systems Producers.

MILITARY SALES

Military sales are primarily for our electromagnetic wave filters used in military radios, vehicles (cars, trucks or tanks), portable (backpack), special signaling equipment and exchanges (as in field command posts), ship to ship teletype signaling filters used in deployment of ships (UCC-1 and UCC-4 systems) as well as many other signaling applications where accurate electromagnetic frequency control is required.

Our military sales are received through independent sales representatives who are paid a commission

Commercial "INIVEN" Sales and Products

"INIVEN" equipment is designed around four (4) core product groups:

(1) PTR and PDR Teleprotection Series (Protective Tone Relaying Communications Terminal), which includes the PTR-1000, PTR-1500 and PDR-2000.

(2) Audio Tone & Telemetry Equipment (Audio Tone Control, Telemetering and Data Transmission Systems), which includes Series "98", "68", "40" and "GEN-1".

(3) Multiplex Supervisory Control System

(4) Communication Link Multihead Fiber Optic Couplers and Industrial Grade 1200 Baud Modems.

PTR TELEPROTECTION SERIES

This product is designed for use exclusively by electric power generators (electric utilities and co-generators) in order to protect their transmission and distribution lines. The PTR-1000, by monitoring the output signal of the transmission equipment in less than one hundredth of a second protects the transmission and distribution lines.

The PTR-1000 are installed in pairs, one unit at each end of the line. Each unit is connected and in constant communication with the other, as they continuously monitor the line for faults. In the event of a fault occurring (such as a downed line or a short circuit) at either end and when confirmed by the receiving PTR-1000 unit, the line is immediately isolated for shut down, averting costly damage and downtime.

The PTR-1000 system is composed of a transmitter, dual receivers, a logic card (brain center and controller of the system), relay module, line interface module and power supply module. The transmitters at each end are independent and transmit (continuously) the status (information being monitored) at their end of the line.

The PTR-1500, is a quad system and performs as 2 duals or 4 singles with many unique features such as multiple line operation, event recording with date stamp with optional analog or digital transmission modes including optic fiber interface.

The PDR 2000 is an 8 channel high speed communication system for use in electric power transmission protection schemes. Unique features include event recording, on-board and remote programming, and ID (unit to unit identification on all communications), Packet Forwarding (ability to forward information such as trips and all events through indirect communication paths), password protection and multiple communication ports.

The PTR/PDR Teleprotection Series are designed for global use by electric utilities and any entity generating power for its own consumption with resale of surplus power to an electric utility, such as cities, municipalities, cooperatives and large corporations that find it more economical to generate their own electricity.

The PTR/PDR market is:

New installations; i.e., new transmission lines, new distribution segments, for utilities and cogenerators.

Existing installations not properly protected, improving efficiency and reducing down time.

Existing installations for upgrading to PTR/PDR technology, again improving efficiency and down time.

Sales efforts for the PTR/PDR are presently being conducted by the Company's marketing executives, through independent manufacturers' representatives and through distributors. Sales are targeted primarily to the largest utilities and co-generators.

In the United States alone, there are over 500 large entities generating electricity. They are:

o Municipal Systems

o Cooperative Systems

o Federal, State and District Systems

o Audio Tone and Telemetry Equipment

For many years there has been a need for a modularly independent system that would permit a user, from a distance, to control functions such as opening a valve, starting a motor, shutting down a compressor, changing a traffic signal, control landing lights at an airport, activate a hazard warning on a highway, and in return allow the user to receive information, such as the liquid level in a tank, the pressure in a pipe, the rate of flow out of a compressor, the flow of traffic, the status of a traffic light, airport lights, or confirmation that a command was performed. Such information is transmitted and received and the control functions are performed from a distance utilizing telephone lines, microwave link or direct wire.

These applications, by their nature, can be accomplished with slow speed signaling systems composed of a transmitter on one end and a receiver on the other to carry out the necessary instructions provided by the transmitter. Each set (transmitter/receiver combination) is called a channel. Because of the slow speed, up to 30 channels could be made to transmit and receive signals, in either direction on a single telephone line, microwave link or direct-wired line at the same time. This parallel transmission permits each transmitter/receiver pair to be independent of all the others.

This product segment includes the first generation equipment, known as GEN-1, followed by later generations which include technological improvements and programmable capabilities to include:

GEN-1 Series - First generation with electromagnetic modules and first generation programmable modules without electro-magnetic modules.

"98" and "68" Series - The latest generation applies DSP and microprocessor technology with full programmability, in the field or at the factory.

"40" Series - Designed to function with the "98" or "68" series; transmits and receives variable analog data.

GEN-1 AND GEN-1 PROGRAMMABLE SERIES

The diversity of applications for this equipment makes it available for a wide range of users who are not restricted to a single industry. Typical industrial uses include: the measurement of water and gas, waste water, gasoline, oil, traffic, and electricity. Typical users include: utilities, co-generators, airports, navy yards, telephone companies, paper and pulp processors and wherever remote control and data acquisition is required.

Since our line has a distinct mechanical configuration, we designed our GEN-1 Programmable units and other improvements as replacements for existing units.

Our line of GEN-1 equipment is extensive and provides the user with the ability to perform multiple control functions, status monitoring as well as continuous variable data monitoring, such as a level in a tank or pressure gauge.

Sales for this line are primarily for the replacement of existing installations and for expansion of these installations where it would not be economical to install the latest technology, which would not be mechanically compatible.

Sales to this market are made in the same manner as the PTR/PDR market except that manufacturers' representatives specialize in selling to this diverse market.

"98," "68" and "40" Series represent our latest designs in the audio tone equipment utilizing the more advanced DSP technology, which provides high accuracy and long-term stability. These features have allowed us to greatly improve the scope, density and number of functions that can be performed on a single phone line, microwave link or direct line.

Sales of these products are made by the same agents who sell our GEN-1 products, but are also directed to encompass more sophisticated users with larger amounts of data and control points. The mechanical configuration of the "98" series is more compact, permitting more equipment in a given space, while performing many more functions when it is connected to the "40" Series. The "68" Series is the "98" Series repackaged mechanically specifically for customers with older systems permitting them to upgrade their systems to DSP technology. The "40" Series, when connected to the "98" or "68" in the same chassis, permits the continuous monitoring of variable data.

Typical applications for these products include transmission of the variable data (such as volume, temperature, pressure and moisture) for water, gas, industrial gases, oil, gasoline, transportation equipment and telephone exchanges, and for use at airports, tunnels and bridges and for security and electricity systems.

MULTIPLEX SUPERVISORY (IM) CONTROL SYSTEM

This product is a response to the cost and scarcity of dedicated phone lines (connections whereby the phone link is dedicated to one subscriber), and enables customers with high volumes of supervisory data (where many functions are monitored from a single site) to transmit data on fewer phone lines (i.e., with more data per channel, up to a maximum of 30 channels per line).

Using the "98" DSP Series as its communications link, we designed the Multiplexer Supervisory Control System to handle 8 times the normal capacity per channel. The microprocessor-based system allows a single telephone line to handle up to 900 data inputs. This product line because of its data density capability, may be utilized for a very broad range of applications. This product has only recently been introduced and our sales efforts for it are being conducted through its existing independent manufacturers sales representatives.

FIBER OPTIC LINK AND DATA MODEM

The expansion of fiber lines by our customers and their need to switch equipment from phone lines to fiber prompted us to design and introduce a fiber-optic-coupler line to interface with the many different fiber heads. In addition to complete data interface couplers we launched a series of 1200 Baud Modems (Industrial Grade) for operation under the same environmental specifications in line with our products.

OUR STRATEGY

Our strategy is to develop new commercial markets by continuing to develop new products and enhance existing products to improve both its market share and competitive position. Growth in commercial sales is expected to come through internal growth of existing products, new product introductions and the expansion of regional markets to meet the growing needs of our customers for more sophisticated and comprehensive products and services.

MARKETING AND SALES

In general, our products are marketed through telemarketing and customer contacts by our President and through independent manufacturing sales representatives and distributors.

COMPETITION

The market for our products and staffing services is very competitive. There are several companies engaged in providing the services and in the manufacturing the products of the type produced by us, most of which are substantially larger and have substantially greater name recognition or greater financial resources and personnel. The major competitive factors include availability of personnel, product quality, reliability, price, service and delivery.

Competition is expected to continue and intensify. The market is also characterized by rapid technological changes and advances. We would be adversely affected if our competitors introduced technology superior products or offered these products and services at significantly lower prices than our products.

LARGEST CUSTOMERS

Our major customers during fiscal 2007 were Bonneville Power Authority and NSTAR. Sales to these customers totaled $229,512. None of these customers has or had any material relationship other than business with the Company.

INVENTORY

RAW MATERIALS

We believe that we have adequate sources of raw materials available for use in our business. Our products are assembled from a variety of standard electronic components, such as integrated circuits, transformers, transistors, passive components (i.e., resistors, capacitors and inductors), diodes and assorted hardware, such as, printed circuit boards, connectors and faceplates. We are not dependent upon any single supplier. We also purchase a number of other electronic components and sub-assemblies from various suppliers.

In the past, we manufactured and held in our inventory finished products pursuant to the military specifications and based upon the military forecast for future quantities and delivery schedules. Widespread military procurements were discontinued as a result of the end of the cold war and the downsizing of the military establishment. Consequently, management made a decision to write off a substantial amount of the military inventory in 2001 and 2002. As a result, we no longer manufacture military products in advance. Rather, we only schedule production as purchase orders are received.

MANUFACTURING

The Company currently rents approximately 7,000 square feet of the facility located at 5 Columbia Road, for a combination of manufacturing and office space. The Company assembles, under normal workload conditions, the product it sells; however, to accommodate the peak demands that occur from time to time, we can engage a number of subcontractors to assemble boards to our specifications. All assemblies, however, are inspected and fully tested by our quality, engineering and testing departments. We maintain test equipment and every product is burned-in (i.e., each product is run at full power for 48 hours) and tested prior to shipment.

WARRANTY AND SERVICE

We provide a twelve-year warranty on our products, which covers parts and labor. The Company, at its option, repairs or replaces products that are found defective during the warranty period providing proper preventive maintenance procedures have been followed by customers. Repairs that are necessitated by misuse of such products are not covered by our warranty.

In cases of defective products, the customer typically returns them to our facility in Somerville, New Jersey. Our service personnel then replace or repair the defective items and ship them back to the customer. Generally all servicing is completed at our plant and customers are charged a fee for those service items that are not covered by the warranty. We do not offer our customers any formal written service contracts.

RESEARCH AND DEVELOPMENT

NEW PRODUCTS - CM-100 PLATFORM

In February 2007, we formally introduced the CM-100, which we believe is the first of its kind, direct substation hardened communication consolidator that fills the existing gap in substation communications. The hardwired CM-100 will allow our existing products, including the PDR-100, to operate seamlessly over fiber optics together with existing substation equipment.

During fiscal years 2006 and 2007 we have invested approximately $376,713 and $372,723, respectively, in product development.

During fiscal years 2003-2004 and 2004-2005, we invested approximately $93,984 and $177,338, respectively, in product development.

During fiscal year 2001-2002, we invested approximately $800,000 for product development and amortization of product costs.

During fiscal 2000-2001, we proceeded with the design of the PDR-2000 8 channel digital transfer trip communications product. During fiscal 2001-2002 we invested approximately $774,757 to complete its design of the PDR-2000, eight-channel digital transfer trip communications.

The Company also developed a new platform for its GEN-1 products allowing for its use by the Canadian utilities.

PATENTS AND TRADEMARKS

We do not have any patents covering any of our present products. We do not have any registered trademarks. We use the name INIVEN for our commercial products. We believe that this name is recognized in our industry. We believe that our prospects are dependent primarily on our ability to offer our customers high quality, reliable products at competitive prices rather than on our ability to obtain and defend patents and trademarks. We do not believe that our INIVEN name is of material importance to the Company's business.

GOVERNMENTAL REGULATION

Our manufacturing facilities are subject to numerous existing and proposed federal and state regulations designed to protect the environment, establish occupational safety and health standards and cover other matters. We believe that our operations are in compliance with existing regulations and we do not believe that such compliance has had or will have any material effect upon our capital expenditures, earnings or competitive position. With respect to military sales, we are not subject to any special regulations. The products manufactured are done so in accordance with accepted commercial practices.

EMPLOYEES

As of November 2, 2007, we employed 15 persons on a full-time basis, including two in management, two in sales, one clerical, one in accounting, one in purchasing, five in engineering and quality control and three in production. We have enjoyed good labor relations.

None of our employees are represented by a labor union or bound by a collective bargaining agreement. We have never suffered a work stoppage. We believe our future success will depend, in part, on our continued ability to recruit and retain highly skilled management, marketing and technical personnel.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

Subsequent to July 31, 2004, (1) the remaining principal balance of $1,094,000 from the issuance of convertible debentures during the fiscal year ended July 31, 2004, was converted into 1,032,076 common shares. (2) Additionally, warrants expiring April 26, 2011 were exercised resulting in the issuance of 270,000 common shares in exchange for $429,300.

On July 29, 2004, the Company entered into a subscription agreement with certain investors to issue and sell in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. Pursuant to the subscription agreement the Company sold to the investors 479,000 shares of its common stock and warrants to purchase 200,000 shares of the Company's common stock at a price of $1.84 per share, which expire on July 30, 2009 and received gross proceeds of $688,500 and net proceeds of $598,995 before deducting attorneys' fees, printing fees, filing fees and other miscellaneous fees and expenses related to the private placement. The warrants were valued using the Black-Scholes option valuation model with a resulting allocation of the aggregate proceeds from the subscription attributable to the warrants of $399,401. The following assumptions were utilized to value the warrants: price per share of common stock of $1.84; expected life of five years; expected volatility of 149%; a risk free interest rate of 3.7%; and an expected yield of 0.0%. On February 15, 2005 the 200,000 warrants were exercised and the Company received proceeds of $367,500.

On February 18, 2005, the Company entered into a subscription agreement with certain investors to issue and sell in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. Pursuant to the subscription agreement, the Company sold to the investors 1,369,355 shares of its common stock and warrants to purchase 958,549 shares of its common stock at a price of $1.25, which expire on August 18, 2010 and received gross proceeds of $4,245,000 and net proceeds of $3,710,650 before deducting attorneys' fees, printing fees, filing fees and other miscellaneous fees and expenses related to the private placement.

On July 19, 2005, the Company entered into a subscription agreement with certain investors to issue and sell in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. Pursuant to the subscription agreement, the Company sold to the investors 1,200,000 shares of its common stock and warrants to purchase 1,440,000 shares of its common stock at a price of $1.6892 per share, which expire on January 19, 2011 and the Company received gross proceeds of $1,500,000 and net proceeds of $1,350,000 before deducting attorneys' fees, printing fees, filing fees and other miscellaneous fees and expenses related to the private placement.

Pursuant to a Subscription Agreement, dated January 19, 2006 the Company sold and issued to three Subscribers Convertible Notes having an aggregate principal balance of $1,250,000 which are convertible into 1,000,000 shares of common stock at a conversion price of $ 1.25 per share, and warrants to purchase 1,000,000 shares of common stock at a price of $ 0.9579 per share. Interest payable on these notes accrues at a rate of 5% per annum. The maturity date is January 10, 2010. The convertible notes and warrants have been recorded in compliance with APB-14. The $ 1,250,000 of proceeds attributed to the Convertible Debenture are recorded based upon their relative fair value. The value assigned to the warrants of $ 401,363 has been recorded as a discount to the convertible debenture. Additionally, the warrants valued at $ 0.9579 per share represents a Beneficial Conversion feature calculated at their intrinsic value and amounted to $46,157. This beneficial conversion feature has been recorded as a discount to the convertible debenture. This aggregate discount to the debt of $447,520 will be amortized over the life of the debt using the effective interest method. At a special meeting of the shareholders on August 2, 2006, a proposal to amend the Certificate of Incorporation to give effect to a one-for-six reverse stock split was approved by the stockholders. The reverse split was effected on August 4, 2006.

In January 2007, the Company reduced the original conversion prices of its outstanding debentures from $7.50 to $1.10. Subsequent to the reduction in the conversion price the debt holders exercised their rights to convert. The incremental consideration of the shares issued in the conversion was valued at $2,705,457 and recorded as induced conversion costs in the accompanying statement of operations.

In connection with this conversion, the amortization of deferred loan costs of $174,147 and the amortization of deferred loan discount of $363,610 were fully written off.

On March 12, 2007 we completed a private placement of an aggregate of $2,825,000, principal amount, of convertible debentures with 8 investors. At the initial conversion price the convertible debentures were convertible into an aggregate of 1,412,500 shares of the common stock of the Company.

The initial conversion price of the convertible debentures was $2.00 per share. The investors also received warrants to purchase an aggregate of 1,412,500 shares of the Company's common stock at an initial exercise price of $2.88 per share, exercisable beginning May 15, 2007 through the fifth anniversary of the issuance. In addition, the selling agent (including certain of its employees and affiliates) was granted a warrant to acquire 282,500 shares of the Company's common stock. The Company received net proceeds of $2,487,500 The private placement was approved by the Company's shareholders, as required by applicable Nasdaq rules, on May 15, 2007. On September 7, 2007, the Company reduced the conversion price of the debentures and the exercise price of the warrants to $1.40. Any shares in excess of the shares that already have been registered for sale on conversion of the debentures will not be registered under the Securities Act and therefore, may not be offered for sale, pledged or hypothecated in the absence of an effective registration statement or an opinion of counsel reasonably satisfactory to the Company that such registration is not required. As of November 2, 2007, investors have converted $1,246,171 principal amount of the debentures for 890,123 shares of common stock.

On November 2, 2007 we completed a private placement of an aggregate of 953,00 shares of common stock with 7 investors at a purchase price of $1.40 per share. The investors also received warrants to purchase an aggregate of 476,500 shares of the Company's common stock at an exercise price of $1.66 per share, exercisable beginning May 2, 2008 through the fifth anniversary of the issuance. In addition, the selling agent (including certain of its employees and affiliates) was granted a warrant to acquire 190,600 shares of the Company's common stock, and the investors' counsel received a warrant to acquire 10,000 shares of the Company's common stock. The Company received net proceeds of $1,163,268.

A summary of income, costs and expenses for the fiscal year ended July 31, 2007 follows:


                                                           July 31,
                                                      2007            2006
                                                  ------------    ------------
Product Revenues                                  $    517,705    $   547,767
Costs and expenses                                   5,190,478      3,930,542
Other Income (expense)                              (3,739,890)        52,686
                                                  ------------    ------------
Net Loss before Income Taxes                        (8,412,663)    (3,330,089)
                                                  ------------    ------------

Benefit from Income Taxes                              291,596               0
                                                  ------------    ------------

                                                  ------------    ------------
Net Loss Attributable to Common Shareholders      $ (8,125,247)   $ (3,334,269)
                                                  ============    ============

RESULTS OF OPERATIONS

2007 COMPARED TO 2006

Product revenue for the fiscal year ended July 31, 2007 totaled $517,705 a decrease of $30,062 from the product revenue reported for the fiscal year ended July 31, 2006 of $547,767. The Company attributes this decrease in revenues to delays in contract awards during the last quarter of the fiscal year. Deliveries on these delayed contracts are expected to begin in early 2008.

Product cost (Material and Direct labor) for the fiscal year ended July 31, 2007 amounted to $378,563 or 73.1% of product revenues. Product cost for the fiscal year ended July 31, 2006 amounted to $282,932 or 51.6% of product revenues. The Company attributes the increase in the current year's product cost of $95,631 and corresponding decrease in the current year's Gross Profit of $95,631 (excluding the write down of obsolete inventory) to the increase in costs to build our new PDR-2000 system and the CM-100 Communication system (introduced in February 2007). This higher cost was offset by the continued outsourcing of assemblies and the introduction of assembly standards under ISO-9000.

For fiscal year ended July 31, 2007 the Company, in compliance with its inventory management policy, expensed $1,256,155 of cost relating to obsolete inventory parts. This compares to $245,326 of obsolete inventory parts expensed during the fiscal year July 31, 2006.

Total Operating expenses for fiscal July 31, 2007 were $3,555,760 an increase of $153,476 from $3,402,284 reported for fiscal July 31, 2006. The Company attributes this increase loan acquisition costs.

Other expenses for the fiscal year ended July 31, 2007 included a non-cash expense related to the induced conversion benefit of $2,705,457; a non-cash interest expense related to conversion of debt for $812,147 and the amortization of fees related to the conversion of debt for $363,676.

As a result of the foregoing, the Company reported a net loss applicable to common shares of $8,121,067 or $3.11 per share for fiscal 2007, compared to a net loss applicable to common shares of $3,330,089 or $2.69 per share for fiscal 2006.

2006 COMPARED TO 2005

Product revenue for the fiscal year ended July 31, 2006 totaled $547,767 a decrease of $ 1,455 from the product revenue reported for the fiscal year ended July 31, 2005 of $549,222. The Company attributes this slight decrease in revenues to the continued delay and extended deliveries by the Company's utility customers due to extensive re-design and testing by these utilities.

Product cost for the fiscal year ended July 31, 2006 amounted to $282,932 or 51.6% of product revenues. Product cost for the fiscal year ended July 31, 2005 amounted to $494,605 or 90.0% of product revenues. The Company attributes the decrease in the current year's product cost of $211,673 and corresponding increase in the current year's Gross Profit of $210,620 (before offset by the write down of obsolete inventory parts) to the continued outsourcing of assembly boards and the introduction of new assembly standards under ISO-9000, which have made the assembly process more cost efficient.

For fiscal year ended July 31, 2006 the Company, in accordance with its inventory management policy, wrote down $245,326 of cost relating to inventory parts which had become obsolete or which were not used in the manufacturing process in the prior three years.

Total Operating expenses for fiscal July 31, 2006 amounted to $3,402,284, an increase of $78,112 from $3,324,172 reported for fiscal July 31, 2005. The Company attributes this increase in part to Research and development costs of $376,713 on its new CM-100 platform system.

The Company's interest income increased by $77,687 for the fiscal year ended July 31, 2006 to $135,841 compared to $58,154 for fiscal year ended July 31, 2005. The totals for fiscal years 2006 and 2005 include interest income derived from the Company's interest bearing accounts through several banks.

The Company's interest expense for the fiscal year ended July 31, 2006 totaled $83,680, compared to $23,371 for fiscal year ended July 31, 2005. The increase in interest expense is attributed to interest paid on the convertible debenture issued on January 19, 2006. This convertible debenture bears interest at 5% per annum and future payments will be made in common stock in lieu of cash.

As a result of the foregoing, the Company reported a net loss from continuing operations of $3,330,089 or $.45 per share for fiscal 2006, compared to a net loss from continuing operations of $2,987,329 or $ .59 per share for fiscal 2005. Of the $.45 loss per share for July 31, 2006, the write down of inventory accounted for $.04 loss per share

LIQUIDITY AND CAPITAL RESOURCES

Working capital at July 31, 2007 was $3,628,738 compared to $3,649,799 at year ended July 31, 2006. This decrease in the working capital is attributable to the reduction of trade accounts payable and accrued expenses. Accounts receivable have decreased from $183,622 at July 31, 2006 to $64,768 at July 31, 2007. This decrease of $118,854 is the result of decreased sales during the 4th quarter.

The Company expects to meet its cash requirements for the next twelve months through existing cash balances and cash generated from operations. In addition, the Company believes that it can obtain financing from institutional investors secured by its assets, if necessary.

INFLATION

Management believes that the results of operations have not been affected by inflation and management does not expect inflation to have a significant effect on its operations in the future.

CRITICAL ACCOUNTING POLICIES

The Company's consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management uses its best judgment in valuing these estimates and may, as warranted, solicit external professional advice and other assumptions believed to be reasonable. The following critical accounting policies, some of which are impacted significantly by judgments, assumptions and estimates, affect the Company's consolidated financial statements.

INCOME RECOGNITION

Revenue is recorded in accordance with the guidance of the SEC's Staff Accounting Bulletin (SAB) No. 104, which supercedes SAB No. 101. Revenue from product sales are recognized at the time of shipment (when title has passed) upon fulfillment of acceptance terms; products and services are not sold on a conditional basis. Therefore, when delivery has occurred the sale is complete as long as the collection of the resulting receivable is probable.

RECEIVABLES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The preparation of financial statements requires our management to make estimates and assumptions relating to the collectivity of our accounts receivable. Management specifically analyzes historical bad debts, customer credit worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. The Company has a concentration risk in trade accounts receivable with significant sales to the government and local agencies. The credit evaluation process has mitigated the credit risk, such losses have been minimal, and within management expectations.

INVENTORY VALUATIONS, COMPONENTS AND AGING

Inventories are valued at the lower cost or market. Determined by a first-in, first-out ("FIFO") method.

The Company's products are used in radio and other transmissions, telephone and telephone exchanges, air and traffic controls, automatic transmission of data for utilities, tele-printing of transmission data such as news and stock market information and for use by electric utilities in monitoring power transmissions lines for faults and/or failures.

The Company currently manufactures and supports over 400 products and assemblies that have been in the market place since 1970. The Company's inventory represents approximately 10,000 different components and 2,500 assemblies.

The Company presents its inventory in three categories, Finished Goods, Work-in-Process and Raw Materials. Finished Goods represents products that have been completed in connection with specific orders and are awaiting shipment. Finished Goods can consist of produces like the PDR-2000, PTR-1500 and 1000, Gen 1, 98 and 68 series. Work-in-Process represents components that have been requisitioned from the warehouse and are being assembled in the assembly areas. Depending on the configurations required by a customer, products are completed and tested within 8 to 10 business days. Raw Materials represent components in their original packaging stored in a secured warehouse area, and may consist, in part, of Face plates, PC boards, Digital screen assemblies, Guide rails, Capacitors, Terminals, Power supplies, Process ships, Chassis and racks, Relays, Keypads and Resistors.

The Company provides a twelve-year warranty on all commercial products and is required by Government regulation to design and produce military products with a minimum 25-year operating life in addition to shelf life.

Every component, regardless of age, has been purchased to meet the above criteria and may be used in any and all above said assemblies. Management believes that this inventory, which is minimally adequate, is required to implement the Company's commitments to military requirements for present and delivered orders.

The Company, following inventory analysis and repeated annual testing, established a 3-year rule for maintaining inventory, which requires a write-down policy for inventory parts depending on their age. The inventory is tested annually applying its 3-year rule and the Company classifies as current assets only that amount of inventory it expects to realize in the next one-year operating cycles, any balance of the inventory is classified as non-current.

Any parts which have not been used for 3 years are valued at zero. Any parts, written down to a zero value under the 3-year rule, are maintained in inventory to satisfy the requirements under our long-term warranty programs.

WARRANTY

The Company provides a twelve-year warranty on its products; the warranty covers parts and labor. The Company, at its option, repairs or replaces products that are found defective during the warranty period providing proper preventive maintenance procedures have been followed by customers. Repairs necessitated by misuse of such products are not covered by our warranty.

In cases of defective products, the customer typically returns them to the Company's facility in Somerville, New Jersey. The Company's service personnel will replace or repair the defective items and ship them back to the customer. All servicing is completed at the Company's main facility and customers are charged a fee for those service items that are not covered by the warranty. We do not offer our customers any formal written service contracts.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal and state income taxes.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 5 Columbia Somerville, New Jersey. The space consists of approximately 7,000 square feet of which approximately 5,000 square feet is dedicated to manufacturing, production and testing and approximately 2,000 square feet is dedicated to administrative and storage needs. We rent our offices on a month-to-month basis and have not entered into a written lease with the landlord. Our current monthly rent expense is $4,600. In the opinion of management, the space is adequately covered by insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

None.

Board determination of independence.

Messrs. Massad, Rielly, and Peison are each "independent" as that term is defined under the National Association of Securities Dealers Automated Quotation system.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information. Our Common Stock is traded on the Nasdaq Capital Market, under the symbol CNLG.

The following table sets forth, for the periods indicated, the high and low prices of the Company's Common Stock traded on the Nasdaq Capital Market for fiscal years ended July 31, 2007, and July 31, 2006.


                                                          Common Stock
                                                         -------------
                    Fiscal Year 2007                      High     Low
                     ----------------                     ----     ---
                    First Quarter                        $2.52   $1.15
                    Second Quarter                       $5.08   $1.26
                    Third Quarter                        $4.08   $2.21
                    Fourth Quarter                       $2.29   $1.67

                                                          Common Stock
                                                         -------------
                     Fiscal Year 2006                     High     Low
                     ----------------                     ----     ---
                    First Quarter                        $2.13   $0.92
                    Second Quarter                       $1.16   $0.86
                    Third Quarter                        $1.01   $0.81
                    Fourth Quarter                       $0.90   $0.36

(b) Holders. As of July 31, 2007, our Common Stock was held by approximately 649 shareholders of record. Our transfer agent is Continental Stock Transfer & Trust Company, with offices at 17 Battery Place, 8th Floor, New York, New York, phone number (212) 509-4000. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

(c) Dividends. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have neither declared nor paid any dividends on our common stock or on our Preferred A or Preferred B shares. We anticipate that no such dividends will be paid in the foreseeable future. Rather, we intend to apply any earnings, if any, to the expansion and development of our business. Any payment of cash dividends on any of our securities in the future will be dependent upon the future earnings of the Company, including its financial condition, capital requirements and other factors, which the Board of Directors deems relevant.

(d) Securities Authorized for Issuance Under Equity Compensation Plans.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the information indicated with respect to our compensation plans under which our common stock is authorized for issuance.



-------------------------------------------------------------------------------------------------------------------------
                                                                                                  Number of securities
                                                                                                 remaining available for
                                                                           Weighted average       future issuance under
                            Number of Securities to be issued              exercise price of    equity compensation plans
                              upon exercise of outstanding               outstanding options,     (excluding securities
                               options, warrants and rights               warrants and rights   reflected in column (a))
                                           (a)                                    (b)                      (c)
-------------------------------------------------------------------------------------------------------------------------
Equity compensation plans    On July 9, 2002 our stockholders approved            N/A                    190,000
approved by security         our 2002 Stock Option Plan under which up
                             holders to 190,000 shares of our common stock
                             may be granted to our employees, directors and
                             consultants. To date, no options have been
                             granted under this plan. The exercise price of
                             options granted under the 2002 Stock Option
                             Plan will be the fair market value of our
                             common stock on the date immediately preceding
                             the date on which the option is granted.
----------------------------------------------------------------------------------------------------------------
Equity compensation plans                  N/A
not approved by security
holders
----------------------------------------------------------------------------------------------------------------
   Total                                 190,000
----------------------------------------------------------------------------------------------------------------


EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our chief executive officer and chief operating officer for each of our last two completed fiscal years. No other officer received compensation greater than $100,000 for either fiscal year.



Name & Principal     Year   Salary ($)   Bonus     Stock     Option    Non-Equity        Change in Pension     All       Total ($)
Position                                 ($)       Awards    Awards    Incentive Plan    Value and Non-       Other
                                                   ($)       ($)       Compensation      Qualified            Compen
                                                                       ($)               Deferred             sation
                                                                                         Compensation         ($)
                                                                                         Earnings ($)

Robert Benou         2007   337,300      150,000   405,000   0         0                 0                    18,000     910,300
Chairman, Chief                          (1)
Executive Officer,
Chief Financial
Officer and
Director

                     2006   341,625      140,000    59,040   0         0                 0                    18,000     558,665


Marc Benou,          2007   173,949      100,000   405,000   0         0                 0                    0          678,949
President, Chief                         (2)
Operating Officer,
Secretary and
Director

                     2006   143,100      80,000    57,400    0         0                 0                    0         281,025
                                         (3)


* Other compensation consisted of a car allowance.

(1) The Company paid Robert Benou's 2007 bonus by July 31, 2007.
(2) The Company paid Marc Benou's bonus by July 31, 2007.
(3) The Company paid $60,000 of March Benou's bonus as of July 31, 2006. The balance of $20,000 was paid in August 2006.

Outstanding equity awards at fiscal year end.


----------------------------------------------------------------------------- --------------------------------------------
                               Option Awards                                                 Stock Awards
----------------------------------------------------------------------------- --------------------------------------------
Name          Number        Number        Equity      Option      Option       Number    Market   Equity    Equity
              of            of            Incentive   Exercise    Expiration   of Shares Value    Incentive Incentive
              Securities    Securities    Plan        Price       Date         or Units  of       Plan      Plan Awards:
              Underlying    Underlying    Awards:     ($)                      of Stock  Shares   Awards:   Market or
              Unexercised   Unexercised   Number                               That      or       Number    Payout
              Options       Options       of                                   Have      Units    of        Value
              (#)           (#)           Securities                           Not       of       Unearned  of
              Exercisable   Unexercisable Underlying                           Vested    Stock    Shares,   Unearned
                                          of                                   (#)       That     Units     Shares,
                                          Unexercised                                    Have     or        Units or
                                          Unearned                                       Not      Other     Other
                                          Options                                        Vested   Rights    Rights
                                          (#)                                            ($)      That      That
                                                                                                  Have      Have
                                                                                                  Not       Not
                                                                                                  Vested    Vested
                                                                                                  (#)       ($)
------------  ------------- ------------- ----------- ----------- ------------ --------- -------- --------- --------------
Robert Benou  0             0             0           0           0            0         0        0         0
------------  ------------- ------------- ----------- ----------- ------------ --------- -------- --------- --------------
Marc Benou    0             0             0           0           0            0         0        0         0
------------  ------------- ------------- ----------- ----------- ------------ --------- -------- --------- --------------


On July 9, 2002 our stockholders approved our 2002 Stock Option Plan under which up to 190,000 shares of our common stock may be granted to our employees, directors and consultants. To date, no options have been granted under this plan. The exercise price of options granted under the 2002 Stock Option Plan will be the fair market value of our common stock on the date immediately preceding the date on which the option is granted.

EMPLOYMENT AGREEMENTS

Mr. Robert Benou is serving under an employment agreement commencing June 1, 1997 and ending May 31, 2002, which pursuant to its terms renews for one-year terms until cancelled by either the Company or Mr. Benou. As of July 31, 2007, Mr. Benou's annual base salary is $357,300 and increases by $20,000 on June 1st of each year. In addition, Mr. Benou is entitled to an annual bonus equal to 6% of the Company's annual "income before income tax provision" as stated in its annual Form 10-KSB. The employment agreement also entitles Mr. Benou to the use of an automobile and to employee benefit plans, such as, life, health, pension, profit sharing and other plans. Under the employment agreement, employment terminates upon death or disability of the employee and the employee may be terminated by the Company for cause.

Mr. Marc Benou is serving under an employment agreement commencing June 1, 1997 and ending May 31, 2002, which pursuant to its terms renews for one-year terms until cancelled by either the Company or Mr. Benou. As of July 31, 2007, Mr. Benou's base salary is $179,900 and he receives annual increases of $6,000 on June 1st of each year. Mr. Benou is entitled to an annual bonus equal to 3% of the Company's annual "income before income tax provision" as stated in its annual Form 10-KSB. The employment agreement also entitles Mr. Benou to the use of an automobile and to employee benefit plans, such as, life, health, pension, profit sharing and other plans. Under the employment agreement, employment is terminated upon death or disability of the employee and employee may be terminated by the Company for cause.

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Conolog Corporation by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, New York 10006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statement and other information with the Securities and Exchange Commission. You may read and copy any report and any document we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the Selling Stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                      CONOLOG CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 2007 AND 2006

                                                                       Page(s)
                                                                       -------
Report of Independent Registered Public Accounting Firm                   F1

Consolidated Balance Sheets as of July 31, 2007 and 2006                F2 - F3

Consolidated Statements of Operations for the Years Ended
   July 31, 2007 and 2006                                                 F4

Consolidated Statements of Changes in Stockholders' Equity for the
   Years Ended July 31, 2007 and 2006                                     F5

Consolidated Statements of Cash Flows for the Years Ended
   July 31, 2007 and 2006                                               F6 - F7

Notes to Consolidated Financial Statements                              F8 - F20


                    BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

                          CERTIFIED PUBLIC ACCOUNTANTS

                               High Ridge Commons
                                 Suites 400-403
                           200 Haddonfield Berlin Road
                           Gibbsboro, New Jersey 08026
                        (856) 346-2828 Fax (856) 346-2882

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Conolog Corporation
Somerville, New Jersey

We have audited the accompanying consolidated balance sheets of Conolog Corporation and Subsidiaries (the "Company") as of July 31, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conolog Corporation and its Subsidiaries as of July 31, 2007 and 2006, and the results of its operations, changes in stockholders' equity, and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey

October 8, 2007

                      CONOLOG CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             JULY 31, 2007 and 2006

                                     ASSETS

                                                         2007           2006
                                                     -----------    -----------
                                     ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                         $   687,011    $   238,137
   Certificate of deposit                              2,037,330      2,622,812
   Accounts receivable - net of allowance                 64,768        183,622
   Prepaid expenses                                        2,320         26,376
   Accounts receivable - other                                --          4,377
   Current portion of note receivable                     14,864         14,864
   Inventory                                             538,854        600,000
   Other current assets                                  445,136        146,364
                                                     -----------    -----------


       TOTAL CURRENT ASSETS                            3,790,283      3,836,552
                                                     -----------    -----------
PROPERTY, PLANT AND EQUIPMENT:
   Machinery and equipment                             1,357,053      1,341,961
   Furniture and fixtures                                429,765        423,342
   Automobiles                                            34,097         34,097
   Computer software                                     209,380        147,203
   Leasehold improvements                                 30,265         30,265
                                                     -----------    -----------
Total property, plant and equipment                    2,060,560      1,976,868
   Less: accumulated depreciation                     (1,927,725)    (1,906,895)
                                                     -----------    -----------
     NET PROPERTY, PLANT AND EQUIPMENT                   132,835         69,973
                                                     -----------    -----------

OTHER ASSETS:
   Inventory, net of current portion                          --      1,123,681
   Deferred financing fees, net of amortization          799,770        153,313
   Note receivable, net of current portion                94,140        110,243
                                                     -----------    -----------

       TOTAL OTHER ASSETS                                893,910      1,387,237
                                                     -----------    -----------

       TOTAL ASSETS                                  $ 4,817,028    $ 5,293,762
                                                     ===========    ===========


The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             JULY 31, 2007 AND 2006

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                                      2007            2006
                                                                                                  ------------    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
     Accounts payable                                                                             $    134,112    $    125,843
     Accrued expenses                                                                                   27,433          60,910
                                                                                                  ------------    ------------

      TOTAL CURRENT LIABILITIES                                                                        161,545         186,753
                                                                                                  ------------    ------------

NON-CURRENT LIABILITIES:
     Convertible Debenture - net of discount                                                         1,226,605         858,420
                                                                                                  ------------    ------------
      TOTAL LIABILITIES                                                                              1,388,150       1,045,173
                                                                                                  ------------    ------------

STOCKHOLDERS' EQUITY
   Preferred stock, par value $.50; Series A; 4% cumulative; 162,000 shares
     authorized; 155,000 shares issued and outstanding at July 31, 2007 and 2006, respectively.         77,500          77,500
   Preferred stock, par value $.50; Series B; $.90 cumulative; 2,000,000 shares authorized;
     1,197 shares issued and outstanding at July 31, 2007 and 2006, respectively.                          597             597
   Common stock, par value $0.01; 30,000,000 shares authorized; 3,875,542 and 1,246,261 shares issued and outstanding at July 31, 2007 and 2006 respectively including 220 shares held in
     treasury.                                                                                          38,756          12,462
   Contributed capital                                                                              44,736,087      36,015,971
   Accumulated deficit                                                                             (39,852,328)    (31,726,207)
   Treasury shares at cost                                                                            (131,734)       (131,734)
   Deferred compensation                                                                            (1,319,400)             --
   Prepaid consulting                                                                                 (120,600)             --
                                                                                                  ------------    ------------

     TOTAL STOCKHOLDERS' EQUITY                                                                      3,428,878       4,248,589
                                                                                                  ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                        $  4,817,028    $  5,293,762



The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JULY 31, 2007 AND 2006


                                                          2007            2006
                                                       -----------    -----------
OPERATING REVENUES
   Product revenue                                     $   517,705    $   547,767

COST OF PRODUCT REVENUES
   Materials used for current years' production            378,563        282,932
   Write down of obsolete inventory parts                1,256,155        245,326
                                                       -----------    -----------

   TOTAL COST OF PRODUCT REVENUES                        1,634,718        528,258

GROSS PROFIT (LOSS)                                     (1,117,013         19,509

OPERATING EXPENSES
   General and administrative costs                      2,778,507      2,159,037
   Professional fees                                       252,850        552,434
   Selling and trade shows                                 151,680        314,100
   Research and development                                372,723        376,713
                                                       -----------    -----------
   TOTAL OPERATING EXPENSES                              3,555,760      3,402,284

LOSS BEFORE OTHER INCOME (EXPENSE)                      (4,672,773)    (3,382,775)

OTHER INCOME (EXPENSE)
   Induced conversion cost                              (2,705,457)            --
   Interest income                                         141,390        135,841
   Interest expense                                             --        (83,680)
   Amortization of deferred loan discount                 (812,147)            --
   Amortization of deferred loan cost                     (363,676)            --
   Other Income                                                 --            525
                                                       -----------    -----------
   TOTAL OTHER INCOME (EXPENSE)                         (3,739,890)        52,686

LOSS FROM OPERATIONS BEFORE INCOME TAX BENEFIT          (8,412,663)    (3,330,089)
   Benefit from income taxes                               291,596             --
                                                       -----------    -----------

NET LOSS                                               $(8,121,067)   $(3,330,089)
   Preferred stock dividends                                (4,180)        (4,180)
NET LOSS APPLICABLE TO COMMON SHARES                   $(8,125,247)   $(3,334,269)
                                                       ===========    ===========

NET LOSS PER BASIC AND DILUTED COMMON SHARE            $     (3.11)   $     (2.69)
                                                       ===========    ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING     2,614,042      1,237,637
                                                       ===========    ===========



The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JULY 31, 2007 AND 2006


                                  SERIES A          SERIES B                                             CONTRIBUTED
                              PREFERRED STOCK    PREFERRED STOCK        COMMON STOCK       CONTRIBUTED     CAPITAL-   ACCUMULATED
                              SHARES    AMOUNT  SHARES    AMOUNT     SHARES       AMOUNT     CAPITAL       WARRANTS    (DEFICIT)
                              -------  -------  -----      ----     ---------   --------   -----------   ----------  ------------
Balance at July 31, 2005      155,000  $77,500  1,197      $597     7,417,847   $ 74,172   $31,568,128   $3,857,593  $(28,391,938)
                              =======  =======  =====      ====     =========   ========   ===========   ==========  ============

Original Discount on
    Convertible
    Debenture                      --       --     --        --            --         --       482,710           --            --

Shares issued for
    services to be
    provided                       --       --     --        --        50,000        500        41,150           --            --
Amortization of
    consultant services            --       --     --        --            --         --            --           --            --
Amortization officers,
    directors and
    employee
    compensation                   --       --     --        --            --         --            --           --            --
Exchange lots /
    escheatment                    --       --     --        --       (26,494)      (258)          258           --            --
Net loss for the Year              --       --     --        --            --         --            --           --    (3,330,089)
Dividends                          --       --     --        --            --         --         4,180           --        (4,180)
Retroactive common
    stock reversal                                                 (6,195,092)   (61,952)       61,952

Balance at July 31, 2006      155,000  $77,500  1,197      $597     1,246,261   $ 12,462   $32,158,378   $3,857,593  $(31,726,207)
                              =======  =======  =====      ====     =========   ========   ===========   ==========  ============


Conversion of common
    stock warrants                                                    191,667      1,917       237,667
Conversion of
    convertible
    debenture                                                       1,136,364     11,364     1,238,637
Shares issued for
    services provided                                                  52,000        520        93,080
Shares issued for
    services to be
    provided                                                           66,250        663        77,588
Induced conversion cost                                                                      2,705,457
Value of warrants
    assigned to
    Convertible
    Debenture                                                                                2,691,595
Common shares issued to
    officers, directors
    and employees for
    fiscal 2006                                                       450,000      4,500       180,000
Common shares issued to
    officers, directors
    and employees for
    fiscal 2007                                                       733,000      7,330     1,312,070
Disgorgement                                                                                   184,022
Amortization officers,
    directors and
    employee
    compensation
Exchange lots /
    escheatment                                                                                                              (872)
Net loss for the Year                                                                                                  (8,121,067)
Dividends                                                                                                                  (4,180)

Balance at July 31, 2007      155,000  $77,500  1,197      $597     3,875,542   $ 38,756   $40,878,494   $3,857,593  $(39,852,326)
                              -------  -------  -----      ----     ---------   --------   -----------   ----------  ------------



                                                                                       TOTAL
                                 TREASURY        DEFERRED         PREPAID           STOCKHOLDERS'
                                   STOCK       COMPENSATION       CONSULTING            EQUITY
                                ---------      ------------       ----------         ------------
Balance at July 31, 2005        $(131,734)     $  (547,750)       $  (39,053)        $ 6,467,515
                                =========      ===========        ==========         ===========

Original Discount on
    Convertible
    Debenture                          --               --                --             482,710

Shares issued for
    services to be
    provided                           --               --                --              41,650
Amortization of
    consultant services                --               --            39,053              39,053
Amortization officers,
    directors and
    employee
    compensation                       --          547,750                --             547,750
Exchange lots /
    escheatment                        --               --                --                  --
Net loss for the Year                  --               --                --          (3,330,089)
Dividends                              --               --                --                  --
Retroactive common
    stock reversal

Balance at July 31, 2006        $(131,734)     $        --        $       --         $ 4,248,589
                                =========      ===========        ==========         ===========


Conversion of common
    stock warrants                                                                       239,584
Conversion of
    convertible
    debenture                                                                          1,250,001
Shares issued for
    services provided                                                (93,600)                 --
Shares issued for
    services to be
    provided                                                         (27,000)             51,251
Induced conversion cost                                                                2,705,457
Value of warrants
    assigned to
    Convertible
    Debenture                                                                          2,691,595
Common shares issued to
    officers, directors
    and employees for
    fiscal 2006                                   (184,500)                                   --
Common shares issued to
    officers, directors
    and employees for
    fiscal 2007                                 (1,319,400)                                   --
Disgorgement                                                                             184,022
Amortization officers,
    directors and
    employee
    compensation                                   184,500                               184,500
Exchange lots /
    escheatment                                                                             (872)
Net loss for the Year                                                                 (8,121,069)
Dividends                                                                                 (4,180)

Balance at July 31, 2007        $(131,734)     $(1,319,400)       $ (120,600)        $ 3,428,878
                                ---------      -----------        ----------         -----------



The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JULY 31, 2007 AND 2006


                                                                                     2007           2006
                                                                                 -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                      $(8,121,067)   $(3,330,089)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH (USED IN) CONTINUING OPERATIONS:
   Depreciation                                                                       20,831         38,490
   Amortization of deferred compensation                                             184,500        547,750
   Amortization of prepaid consulting expense                                         51,251         39,053
   Induced conversion cost                                                         2,705,457             --
   Shares issued for services                                                             --         41,650
   Amortization of discount on debenture                                             812,147         91,130
   Amortization of deferred financing fees                                           363,676         21,902
   Write down of obsolete inventory                                                1,256,155        245,326

CHANGES IN ASSETS AND LIABILITIES
   (Increase) decrease in accounts receivable                                        118,854        (94,428)
   (Increase) decrease in accounts receivable - other                                  4,377         (4,377)
   (Increase) decrease in prepaid expenses                                            24,056         (2,621)
   (Increase) in inventories                                                         (71,329)       (98,795)
   (Increase) decrease in other current assets                                      (298,772)       106,235
   Increase in accounts payable                                                        3,220         79,193
   (Decrease) in accrued expenses and other liabilities                              (33,479)      (362,734)
                                                                                 -----------    -----------

   NET CASH USED IN CONTINUING OPERATIONS                                         (2,980,123)    (2,682,315)
                                                                                 -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of certificate of deposit                                             (2,445,877)    (2,622,812)
   Redemption of certificate of deposit                                            3,031,359      2,534,417
   Purchase of equipment and leasehold improvements                                  (83,693)       (17,457)
                                                                                 -----------    -----------
   NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                               501,789       (105,852)
                                                                                 -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from Convertible Debenture                                             2,487,500      1,250,000
   Proceeds from disgorgement                                                        184,022             --
   Increase in deferred loan closing costs                                                --       (175,215)
   Proceeds from issuance of stock and warrants                                      239,584             --
   Proceeds from note receivable                                                      16,102         14,864
                                                                                 -----------    -----------
   NET CASH PROVIDED BY FINANCING ACTIVITIES                                       2,927,208      1,089,649
                                                                                 -----------    -----------



The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                   FOR THE YEARS ENDED JULY 31, 2007 AND 2006


NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      448,874    (1,698,518)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR             238,137     1,936,655
                                                      -----------   -----------


CASH AND CASH EQUIVALENTS - END OF YEAR               $   687,011   $   238,137
                                                      ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
CASH PAID DURING THE YEAR FOR:
   Interest expense                                   $        --   $    27,740
                                                      ===========   ===========

   Income Taxes                                       $        --   $        --
                                                      ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:

Warrants assigned to convertible debentures           $ 2,691,595   $        --
                                                      -----------   -----------
Debt converted to equity                              $ 1,250,000   $        --
                                                      ===========   ===========
Common stock issued for services to be provided       $   120,600   $    41,650
                                                      ===========   ===========
Common stock issued for services                      $    51,250
                                                      ===========   ===========

Common stock issued for deferred compensation         $ 1,319,400   $        --
                                                      ===========   ===========


The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 2007 AND 2006

NOTE 1- NATURE OF ORGANIZATION

Conolog Corporation (the "Company") is in the business of design, manufacturing and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmissions and reception and other communication areas. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets. The Company's customers include primarily industrial customers, which include power companies, and various branches of the military.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Conolog Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

CASH AND EQUIVALENTS

For the purpose of the statements of cash flows, cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash and cash equivalents balances at financial institutions and are insured by the Federal Deposit Insurance Corporation up to $250,000. At times during the year, balances in certain bank accounts may exceed the FDIC insured limits.

CERTIFICATES OF DEPOSIT

At July 31, 2007 and 2006, the Company had two, one six month and one nine month, certificates of deposit totaling $2,037,330 and $2,622,812, with interest at a rate of 5.3% and 4.18% and maturing September 2007 and December 2007, respectively.

INVENTORIES

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost, less allowances for depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Depreciation was $20,831 and $38,490 for the years ended July 31, 2007 and 2006, respectively. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2007 AND 2006

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RESEARCH AND DEVELOPMENT

Research and Development costs are expensed as incurred. Research and Development costs were $372,723 and $376,713 for the years ended July 31, 2007 and 2006 respectively.

REVENUE RECOGNITION

Revenue is recorded in accordance with the guidance of the SEC's Staff Accounting Bulletin (SAB) No. 104, which supersedes SAB No. 101. Revenue from product sales are recognized at the time of shipment (when title and risks and rewards of ownership have passed) upon fulfillment of acceptance terms; products are not sold on a conditional basis. Therefore, when delivery has occurred the sale is complete as long as the collection of the resulting receivable is probable.

ADVERTISING/PUBLIC RELATIONS COSTS

Advertising/Public Relations costs are charged to operations when incurred. These expense was $42,978 and $87,380 for the years ended July 31, 2007 and 2006, respectively.

SHIPPING AND HANDLING COSTS

Shipping and handling costs are expensed as incurred and amounted to $14,891 and $23,416 for the years ended July 31, 2007 and 2006, respectively.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 2007 AND 2006

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) SECURITIES ISSUED FOR SERVICES

The Company accounts for common stock issued for compensation services of Officers, Directors and employees by reference to the fair market value of the Company's stock on the date of stock issuance. Consulting service and commission expense is recorded at the rate that such services are normally paid at.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, accounts receivable, other current assets, accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal and state income taxes.

LOSS PER SHARE OF COMMON STOCK

Loss per share of common stock is computed by dividing net loss (after dividends on preferred shares) by the weighted average number of shares of Common Stock outstanding during the year. The preferred dividends are not reflected in arriving at the net loss as they are not material and would have no effect on earning per share available to common shareholders. The number of weighted average shares used in the computations were 2,614,042 and 1,237,637 for 2007 and 2006 respectively. The effect of assuming the exchange of Series A Preferred Stock and Series B Preferred Stock in 2007 and 2006 would be anti-dilutive.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2007 AND 2006

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOSS PER SHARE OF COMMON STOCK (CONTINUED)

The effect of assuming the exercise of outstanding warrants at July 31, 2007 would be anti-dilutive. The following transactions occurred after July 31, 2007, which, had they taken place during fiscal 2007, would have changed the number of shares used in the computations of earnings per share: (1) $285,563 in debentures were converted into 203,973 common stock shares;

The following is a reconciliation of the computation for basic and diluted EPS:


                                                                         JULY 31,     JULY 31,
                                                                           2007         2006
                                                                           ----         ----
    Net Loss                                                         $(8,121,067)   $(3,330,089)
                                                                     -----------    -----------
    Weighted-average common shares outstanding (Basic)                 2,614,042      1,237,637

    Weighted-average common stock equivalents:
       Stock options                                                        --             --
       Warrants                                                             --             --
                                                                     -----------    -----------

    Weighted-average common shares outstanding (Diluted)               2,614,042      1,237,637


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2007 AND 2006

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective for small business issuers as of the first interim period that begins after December 15, 2005. Accordingly, the Company will implement the revised standard in the third quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company's results of operations in the third quarter of fiscal year 2006 and thereafter.

In November 2004, the FASB issued Financial Accounting Standards No. 151 (FAS
151), "Inventory Costs - an amendment of ARB No. 43, Chapter 4". FAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. In addition, FAS 151 requires companies to base the allocation of fixed production overhead to the costs of conversion on the normal capacity of production facilities. FAS 151 is effective for the Company in 2006. The Company does not expect FAS 151 to have a material impact on its results or financial statements.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments, an amendment to FASB Statement No. 133 and 140". The Company does not expect SFAS 155 to have a material impact on its results or financial statements.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140", requiring an entity to recognize a servicing asset or liability. The Company believes this SFAS is not applicable to current operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect SFAS 157 to have a material impact on its results or financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Quantifying Misstatements". SAB 108 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect SAB 108 to have a material impact on its results or financial statements

The FASB also issued in September 2006 Statement of Financial Accounting Standards No. 158, employers' Accounting for Defined Benefit Pension and other Postretirement Plans. This Standard requires recognition of the funded status of a benefit plan in the statement of financial position. The Company does not expect FAS 158 to have a material impact on its results or financial statements.

In June 2006, the FASB issued Interpretation No.48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109". The adoption of FIN 48 is not expected to have a material impact on the Company's consolidated financial position and results of operations.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2007 AND 2006

NOTE 3- INVENTORY

Inventory consisted of the following as of July 31,:

                                              2007              2006
                                              ----              ----
          Finished Goods                  $  205,638        $  207,932
          Work-in-process                     22,350             1,710
          Raw materials                      310,866         1,514,039
                                          ----------        ----------
                                          $  538,854        $1,723,681

NOTE 4- RENTAL COMMITMENTS

Total rental expense for all operating leases of the Company amounted to approximately $55,680 and $55,680 during the years ended July 31, 2007 and 2006, respectively. The Company currently leases its facilities on a month-to-month basis.

NOTE 5 - DEFERRED FINANCING FEES

The Company has deferred financing fees of $ 799,770 and $153,313 for July 31, 2007 and 2006, respectively. These deferred financing fees will be amortized over the life of the loans. Amortization expense for these fees for the years ended July 31, 2007 and 2006 were $363,676 and $21,902 respectively.

NOTE 6 - DEFERRED COMPENSATION

Pursuant to the Corporation's 2007 Stock Incentive Plan, 733,000 common shares of Company common stock were issued to current Officers, Directors and Employees. These shares were recorded at a value of $1,319,400 and will be expensed during the July 31, 2008 fiscal year.

NOTE 7 - NOTE RECEIVABLE

The company entered into an Agreement to Rescind Asset Purchase Agreement, dated October 22, 2002. This Agreement requires the repayment $148,640, consisting of principal and interest accrued to July 31, 2004. Payments of $6,607 (principal of $1,239 and interest at 5% of $368) begin December 30, 2004 and will continue monthly until the full balance is repaid.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2007 AND 2006

NOTE 8- INCOME TAXES

The income tax (benefit) is comprised of the following:

                                                          JULY 31,

                                                  2007                 2006
                                                  ----                 ----

                 Current Income Taxes         $       --           $      --
                    Federal                           --                  --
                    State                      (291,596)                  --
                                                --------           ---------
                                             $ (291,596)                  --
                                                ========           =========

In 1998, the State of New Jersey enacted legislation allowing emerging technology and/or biotechnology companies to sell their unused New Jersey Net Operating Loss ("NOL") Carryover and Research and Development Tax Credits ("R&D" Credits) to corporate taxpayers in New Jersey. During fiscal year ended July 31, 2005, the Company entered into an agreement under which it sold a portion of its NOL carryover. The total proceeds of this transaction are recorded as a benefit in the accompanying financial statements. The remaining unsold portion of this NOL amounting to $445,136 ($219,190 for tax year July 31, 2006 and $225,946 for tax year July 31, 2005) is recorded on the balance sheet as Other Current Assets.

Deferred taxes are recognized for temporary differences between the bases of assets and liabilities for financial statement and income tax purposes, and net operating losses.

The temporary differences causing deferred tax benefits are primarily due to net operating loss carry forwards. The Company has established a valuation allowance at the full value of the deferred tax asset.

At July 31, 2007 and 2006, the Company has net operating loss carryforwards for federal and state income tax (Book) purposes of approximately $47,000,000 and $39,000,000 respectively, which is available to offset future Federal and State taxable income through 2027.

There was no provision for income taxes for the year ended July 31, 2007 and July 31, 2006.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2007 AND 2006

                                             2006                  2005
                                             ----                  ----

       Deferred tax asset                 $ 12,181,093        $ 10,107,718
       Less: Valuation allowance           (12,181,093)        (10,107,718)
                                          ------------        ------------
                                          $         --        $         --


NOTE 9- PROFIT SHARING PLAN

The Company sponsors a qualified profit sharing plan that covers substantially all full time employees. Contributions to the plan are discretionary and determined annually by management. No contributions to the plan were made during the years ended July 31, 2007 and 2006.

The Plan also provides an employee savings provision (401(k) plan whereby eligible participating employees may elect to contribute up to 15% of their compensation to an investment trust. For tax year 2007 the maximum allowable contribution was $15,000 ($20,000 for employees over age 59 1/2). The Company made matching contributions to the plan of $183,549 and $163,407 for the fiscal years ended July 31, 2007 and 2006 respectively.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2007 AND 2006

NOTE 10- STOCKHOLDERS' EQUITY

The Series A Preferred Stock provides 4% cumulative dividends, which were $117,683 ($0.76 per share) in arrears at July 31, 2007. In addition, each share of Series A Preferred Stock may be exchanged for one share of Common Stock upon surrender of the Preferred Stock and payment of $48,000 per share. The Company may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.

The Series B Preferred Stock provides cumulative dividends of $0.90 per share, which were $38,856 ($32.46 per share) in arrears at July 31, 2007. In addition, each share of Series B Preferred Stock is convertible into .005 of one share of Common Stock.

On January 19, 2006, pursuant to a Subscription Agreement, the Company sold and issued to three Subscribers Convertible Notes having an aggregate principal balance of $ 1,250,000 which are convertible into 1,000,000 shares of common stock at a conversion price of $1.25 per share, and warrants to purchase 1,000,000 shares of common stock at a price of $0.9579 per share. The Warrants are exercisable as of April 19, 2006 and terminate on the fifth year anniversary date. Interest payable on these notes accrues at a rate of 5% per annum. The convertible notes and warrants have been recorded in compliance with APB- 14.

The $1,250,000 of proceeds attributed to the Convertible Debenture are recorded based upon their relative fair value. The value assigned to the warrants of $401,363 has been recorded as a discount to the convertible debenture. Additionally, the warrants valued at $0.9579 per share represents a Beneficial Conversion feature calculated at their intrinsic value and amounted to $46,157. This beneficial conversion feature has been recorded as a discount to the convertible debenture. This aggregate discount to the debt of $447,520 will be amortized over the life of the debt using the effective interest method.

At a Special Meeting of the shareholders held on August 2, 2006 a proposal to amend the Certificate of Incorporation to give effect to a one-for-six reverse stock split of the common stock of the Company was approved by the stockholders. The reverse split was effected on August 4, 2006.

Pursuant to a Subscription Agreement dated January 19, 2006, the Company sold and issued to three Subscribers Convertible Notes having an aggregate principal balance of $1,250,000 which as a result of the reverse split are convertible into 166,667 (the "Note Shares") post split shares of (post 1-for-6 stock reverse split) common stock at a post split conversion price of $7.50, and warrants to purchase 166,668 shares of (post l-for-6 stock reverse split) common stock at a post split exercise price of $5.7474 per share (the "Conversion Price"). Pursuant to an agreement dated as of September 28, 2006, between the Company and the selling shareholders who were parties to the January 19, 2006 Subscription Agreement (the "Subscribers"), the Company reduced the warrant exercise price of warrants held by the Subscribers to $1.25 so long as such warrants were exercised by October 31, 2006, after which time the warrant exercise price would revert to $5.7474, subject to adjustment as provided in the warrants. Pursuant to an agreement between the Company and First Montauk Securities Corp. (the placement agent in the private placement with the selling shareholders who were parties to the January 19, 2006 Subscription Agreement) the Company reduced the exercise price of warrants issued to First Montauk Securities Corp. and/or its transferees to $1.25. As of January 31, 2007 all of the Subscribers and some of the First Montauk Securities Corp. warrants, amounting to 191,667 warrants were exercised at a conversion price of $1.25 per share. The Company received a Gross amount of $239,584 for these warrants.

As permitted by the January 19, 2006 Subscription Agreement, on November 30th, the Company reduced the Conversion Price to $1.10 per share. Any shares in excess of the Notes Shares will not be registered under the Securities Act of 1933, as amended, and, therefore, may not be offered for sale, pledged or hypothecated in the absence of an effective registration statement or an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

In January 2007, the Company reduced the original conversion prices of their outstanding debentures from $7.50 to $1.10. Subsequent to the reduction in the conversion price the debt holders exercised their rights to convert. The incremental consideration of the shares issued in the conversion was valued at $2,705,457 and recorded as induced conversion costs in the accompanying statement of operations.

In connection with this conversion, the amortization of deferred loan costs of $174,147 and the amortization of deferred loan discount of $363,610 were fully written off.

On March 12, 2007 a private placement of an aggregate of $2,825,000, principal amount, of Convertible Debentures was placed with 8 investors. The Convertible Debentures, subject to stockholder approval as required by any applicable Nasdaq rules, the Convertible Debentures are convertible into an aggregate of 1,412,500 shares of the common stock of the Company.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2007 AND 2006

The Conversion Price of the Convertible Debentures is $2.00 per share. The investors have also received warrants to purchase an aggregate of 1,412,500 shares of the Company's common stock at an exercise price of $2.88 per share, exercisable beginning at any time on the sooner of September 8, 2007 or the date the Company's stockholders approves the issuance of the Company's common stock issuable on conversion of the Convertible Debentures (if such approval is required by the applicable rules of the Nasdaq) through the fifth anniversary of the issuance. In addition, the selling agent (including certain of its employees and affiliates) was granted a warrant to acquire 282,500 shares of the Company's common stock. The Company received net proceeds of $2,487,500

A summary of the Company's warrant activity is as follows:


                                       YEAR ENDED JULY 31, 2007
                                       ------------------------
                                                POST            WEIGHTED
                              NUMBER OF        1 o 6            AVERAGE
                               WARRANTS     REVERSE SPLIT    EXERCISE PRICE
                               --------     -------------    --------------
Balance at July 31, 2004       470,000                          $  1.69
Exercised September 2004      (270,000)                         $  1.59

                               200,000           33,333         $ 10.14
Issued February 2005           958,549                          $  1.25
Exercised February 2005       (200,000)                         $  1.84
                            ----------
                               758,549          126,425         $  7.50
Issued July 2005             1,440,000          240,000         $ 10.14
Issued January 2006          1,200,000                          $  0.96
Exercised February 2007     (1,191,667)           8,333         $  1.25
Issued March 2007                   --        1,695,000         $  2.88
                                              ---------         -------
Balance July 31, 2007                         2,103,091         $  4.09
                                              =========         =======


NOTE 11- CONVERTIBLE DEBENTURES

On March 12, 2007 a private placement of an aggregate of $2,825,000, principal amount, of Convertible Debentures was placed with 8 investors. The Convertible Debentures, subject to stockholder approval as required by any applicable Nasdaq rules, the Convertible Debentures are convertible into an aggregate of 1,412,500 shares of the common stock of the Company.

The Conversion Price of the Convertible Debentures is $2.00 per share. The investors have also received warrants to purchase an aggregate of 1,412,500 shares of the Company's common stock at an exercise price of $2.88 per share, exercisable beginning at any time on the sooner of September 8, 2007 or the date the Company's stockholders approves the issuance of the Company's common stock issuable on conversion of the Convertible Debentures (if such approval is required by the applicable rules of the Nasdaq) through the fifth anniversary of the issuance. In addition, the selling agent (including certain of its employees and affiliates) was granted a warrant to acquire 282,500 shares of the Company's common stock. The Company received net proceeds of $2,487,500.

                                       CO

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2007 AND 2006

NOTE 12- MAJOR CUSTOMERS

The following summarizes sales to major customers (each 10% or more of net sales) by the Company:

                               SALES TO MAJOR   NUMBER OF     PERCENTAGE OF
            YEAR ENDED            CUSTOMERS     CUSTOMERS         TOTAL
            ----------            ---------     ---------         -----

               2007              $ 229,512          2              44.3 %
               2006              $ 158,437          2              29.6 %


NOTE 13- STOCK OPTION PLAN

                             2002 STOCK OPTION PLAN

On April 23, 2002, the Board of Directors of the Company adopted the 2002 Stock Option Plan ("the 2002 Plan"). Under the 2002 Plan, the Company may grant up to 190,000 shares of common stock as either incentive stock options under Section 422A of the Internal Revenue Code or nonqualified stock options. Subject to the terms of the 2002 Plan, options may be granted to eligible persons at any time and under such terms and conditions as determined by the 2002 Stock Option Committee ("the Committee"). Unless otherwise determined by the Committee, each stock option shall terminate no later than ten years (or such shorter time as may be fixed by the Committee) after the date in which it was granted. The exercise price for incentive stock options must be at least one hundred percent (100%) of the fair market value of common stock as determined on the date of the grant. The exercise price for nonqualified stock options may not be granted at less than eighty-five percent (85%) of the fair market value of the shares on the date of grant.

As of July 31, 2007, there had been no shares granted under the 2002 Plan.

NOTE 14- SECURITIES ISSUED FOR SERVICES

During fiscal year ended July 31, 2007, the Company issued 118,250 shares of common stock to various consultants for services. Of these, 66,250 shares issued were for services that extend into the future and were amortized against invoices billed by the consultants for actual services rendered in fiscal year 2008. The remaining were expensed at the fair value of consideration received during fiscal year 2006.

During fiscal year July 31, 2006, the Company issued 50,000 shares of common stock to various consultants for services. These services were performed in fiscal year 2006 and expensed at their fair value of consideration received at the date of the agreement in accordance with EITF 00-18 "Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees".

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2007 AND 2006

NOTE 15- CONTINGENCIES

On March 13, 2007, Meyers Associates, L.P. commenced an action against Conolog Corporation, asserting that: (1) Conolog breached a purported contract it had with Meyers pursuant to which it claims Meyers was to act as lead underwriter in connection with a Regulation D securities offering for Conolog, and (2) Conolog misappropriated a purported confidential list of potential investors. Conolog denies the allegations in the complaint and intends to vigorously defend against Meyers's claims. On May 4, 2007, Conolog served its answer to the complaint and discovery demands. While Conolog believes it has meritorious defenses, at this early stage in the proceedings, it is not possible to predict the outcome or determine an amount of liability, if any.

NOTE 16- SUBSEQUENT EVENTS

On September 7, 2007, the Company has reduced the exercise price of the warrants issued in connection with the Subscription Agreement, dated March 12, 2007 (the "Subscription Agreement"), from $2.88 per share to $1.40 per share. As a result of the reduction of the warrant exercise price, pursuant to Section 12 (b) of the Subscription Agreement, the conversion price of the Convertible Notes issued in connection with the Subscription Agreement is now $1.40 per share. Any shares in excess of the shares that already have been registered for sale on conversion of the Notes will not be registered under the Securities Act of 1933, as amended, and, therefore, may not be offered for sale, pledged or hypothecated in the absence of an effective registration statement or an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

As a result of the above reductions in exercise and conversion prices, as of October 15, 2007 investors have converted $1,246,171 of debt for 890,123 common stock shares.

On October 25, 2007, the Company entered into a subscription agreement with a number of investors for the private placement of up to 953,000 shares of common stock and warrants to purchase common stock. The gross receipts from this private placement of the shares and warrants were expected to be approximately $1,334,200 and net proceeds of approximately $1,160,000 after deducting expected closing costs.

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Our Company's Certificate of Incorporation requires us to indemnify our officers, directors and employees to the fullest extent permitted by law, including full or partial indemnification for any judgment, settlement or related expense. In addition, advances of expenses to officers and directors are permitted upon an undertaking by the person to be indemnified to repay all such expenses if he or she is ultimately found not to be entitled to indemnification. The indemnification provision in our Certificate of Incorporation applies to all actions and proceedings including those brought by or in our right. Directors and officers remain liable for acts and omissions not in good faith or which involve intentional misconduct and transactions from which such officer or director derives improper personal benefit.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any Selling Stockholders.

              Securities and Exchange
                 Commission registration fee ..................   $    80.00
              Legal fees and expenses (1) .....................   $10,000.00
              Accounting fees and expenses (1) ................   $ 1,500.00
              Printing (1) ....................................   $ 3,000.00
              Miscellaneous (1) ...............................   $ 2,000.00
                                                                  ----------
                 Total (1) ....................................   $16,580.00

(1) Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the last three years, in reliance on the exemptions provided by the Securities Act of 1933, as amended, and the Regulations promulgated under the Securities Act, we made the following sales of our securities (amounts have been adjusted, as applicable, for the six-for-one reverse stock split effected August 4, 2006).

As previously stated in this Registration Statement, pursuant to a Subscription Agreement between us and seven subscribers (the "Subscribers"), dated as of November 3, 2007 (the "Subscription Agreement"), we issued and sold in a private placement 953,000 shares of common stock (the "Common Shares") at a purchase price of $1.40 per share, and warrants to purchase 476,500 shares of our common stock at a price of $1.66 per share, which are exercisable for a period commencing six months from the issue to five years from the issue date.
From the sale of the Common Shares, we received net proceeds of $1,163,438 after deducting our attorneys' fees, printing fees and other miscellaneous fees related to the private placement. We also issued First Montauk Securities Corp. ("First Montauk"), the selling agent, including its employees and affiliates, warrants to purchase an aggregate of 190,600 shares of our common stock, and Grushko & Mittman, P.C., the Subscribers' counsel, including its members ("Grushko"), warrants to purchase an aggregate of 10,000 shares of our common stock. Pursuant to the Subscription Agreement, we are filing this Registration Statement to register the Common Shares and the shares issuable upon exercise of the warrants issued to the Subscribers and Grushko.

The issuance and sale of the Common Shares and warrants pursuant to the Subscription Agreement was made in reliance upon the exemption provided in
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the warrants and the certificates representing the Common Shares issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such Common Shares and warrants unless registered under the Securities Act or pursuant to an exemption from such registration. Any shares of our common stock issued pursuant to the warrants shall also contain restrictive legends preventing the sale, transfer or other disposition of such shares unless registered under the Securities Act.

On March 12, 2007, pursuant to a Subscription Agreement between us and eight subscribers (the "Subscribers"), dated as of March 12, 2007 (the "March 12, 2007 Subscription Agreement"), we issued and sold in a private placement Convertible Notes having an aggregate principal balance of $2,825,000 which were convertible into 1,412,500 shares of our common stock at the initial conversion price of $2.00 per share, and warrants to purchase 1,412,500 shares of our common stock at an exercise price of $2.88 per share, which are exercisable for a period of five years from the issue date.

The sale of the Convertible Notes, including the issuance of our common stock pursuant to the convertible notes and the warrants was approved by our board of directors, and on May 15, 2007 our shareholders approved the execution of the March 12, 2007 Subscription Agreement and the related documents. From the sale of the convertible notes, we received net proceeds of $2,487,500 after deducting our attorneys' fees, printing fees and other miscellaneous fees related to the private placement. We also issued First Montauk, the selling agent, including its employees and affiliates, warrants to purchase an aggregate of 282,500 shares of our common stock. The Company, pursuant to the March 12, 2007 Subscription Agreement, filed an Amendment No. 1 to Registration Statement on Form SB-2 on July 12, 2007, to register a portion of the common stock issuable upon conversion of the convertible notes.

The issuance and sale of the convertible notes and warrants pursuant to the March 12, 2007 Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the Convertible Notes and warrants issued pursuant to the March 12, 2007 Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such Convertible Notes and warrants unless registered under the Securities Act. Any shares of our common stock issued pursuant to the Convertible Notes or warrants shall also contain restrictive legends preventing the sale, transfer or other disposition of such shares unless registered under the Securities Act.

On January 19, 2006 the Company entered into a Subscription Agreement (the "January 19, 2006 Subscription Agreement"), with three subscribers relating to the issuance and sale in a private placement by us of $1,250,000 principal amount of convertible notes, which were convertible into 166,667 shares of our common stock at the initial conversion price of $7.50 per share, and warrants to purchase 166,667 shares of our common stock at an initial exercise price of $5.7474 per share, which are exercisable for a period commencing on the sooner of July 18, 2006 or the date the Company's stockholders approve the issuance of the Company's common stock issuable on conversion of the convertible notes (if such approval is required by the applicable rules of the Nasdaq) through the fifth anniversary of the issuance. We also issued First Montauk Securities Corp., the selling agent, warrants to purchase an aggregate of 200,000 shares of our common stock on the same terms and conditions as the warrants issued to the Subscribers. The issuance and sale of the convertible notes and warrants pursuant to the January 19, 2006 Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the Private Placement. The issuance of the warrant to First Montauk (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. Each of the convertible notes and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act. The Company, pursuant to the January 19, 2006 Subscription Agreement, filed an Amendment No. 1 to Registration Statement on Form SB-2 on April 26, 2006, to register the shares of its common stock issuable upon conversion of the convertible notes, shares of its common stock issuable in payment of interest due on the convertible notes and shares of its common stock issuable upon the exercise of warrants.

On July 19, 2005 the Company entered into a Subscription Agreement (the "July 19, 2005 Subscription Agreement") with five investors relating to the issuance and sale, in a private placement exempt from the registration requirements of the Securities Act. Pursuant to the July 19, 2005 Subscription Agreement, the company issued 200,000 shares of its common stock at a price of $7.50 per share and warrants to purchase 200,000 shares of the Company's common stock at a price of $10.1352 per share which are exercisable for a period commencing six months from the Closing Date and terminating on the fifth anniversary of the issuance of such warrant. The Company received gross proceeds of $1,500,000 and net proceeds of $1,339,993.50 before deducting attorneys' fees, printing fees and other miscellaneous fees related to the private placement. First Montauk acted as Selling Agent in the private placement. Pursuant to the Selling Agent agreement between the Company and First Montauk, First Montauk was paid a cash fee of $150,000 (10% of the aggregate purchase price of the common stock sold to the Subscribers). The Company also issued First Montauk, including First Montauk's employees and affiliates, a warrant to purchase 40,000 shares of its common stock on the same terms as those issued to Subscribers. The Company, pursuant to the July 19, 2005 Subscription Agreement, filed an Amendment No. 3 to Registration Statement on Form SB-2 on November 30, 2005, to register the shares of its common stock issuable upon conversion of the convertible notes and shares of its common stock issuable upon the exercise of warrants.

The issuance and sale of the common stock and warrants pursuant to the July 19, 2005 Subscription Agreement was made in reliance upon the exemption provided in
Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection of the Private Placement. The issuance of the warrant to First Montauk (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. Each of the warrants and the certificates representing shares of the Company's common stock and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act.

At the annual meeting of the Company held February 10, 2005, the Company's shareholders authorized the Company's board of directors to from time-to-time issue an aggregate of 350,000 shares of its common stock to the Company's officers, directors and employees. At the annual meeting of the board of directors of the Company, the company's board of directors authorized the issuance of: 85,000 shares of its common stock to the Company's chairman and chief executive officer, 80,000 shares to the Company's president, 20,000 shares to the Company's vice president of engineering, 20,000 shares to each of the Company's three independent directors and 105,000 shares were granted to 9 of the Company's employees. Prior to the receipt of his or her shares, the grantee will pay the Company $.01 per share.

The issuance of the aforementioned shares of common stock was made in reliance on the exemption provided in Section 4(2) of the Securities Act of 1933, as amended. No form of general solicitation or general advertising was conducted in connection of issuance of the aforementioned shares. Each of the certificates representing shares of the Company's common stock issued pursuant to the aforementioned grants will contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act.

During the Quarter Ended January 31, 2005, the Company issued an aggregate of 67,500 shares of Common Stock in payment of consulting services rendered to the Company. These shares were issued in reliance on the exemption provided by
Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving a public offering.

On December 3, 2004, we entered into a Subscription Agreement (the "December 3, 2004 Subscription Agreement") with nine investors relating to the issuance and sale, in a private placement by us of 228,226 shares of our common stock at a price of $18.60 per share and warrants to purchase 114,113 shares of our common stock at a price of $30.90 per share which are exercisable for a period commencing on June 5, 2005 and terminating on the fifth anniversary of the issuance of such warrant. The issuance of the Common Stock and warrants pursuant to the December 3, 2004 Subscription Agreement was subject to the approval by our stockholders. Our stockholders approved the issuance of our common stock pursuant to the Subscription Agreement on February 10, 2005 and on February 15, 2005, we issued the Subscribers 228,226 shares of our common stock, and warrants to purchase 114,113 shares of our common stock. From the sale of our securities to the Subscribers, we received gross proceeds of $4,245,000. We paid First Montauk, the selling agent in the private placement, a cash fee of $424,500 and $127,350 as a non-accountable expense allowance. First Montauk also was issued a warrant to purchase 45,645 shares of our common stock on the same terms as the warrants issued to the Subscribers. We paid a fee of $10,000 to Grushko, the subscribers' attorneys. The Company, pursuant to the December 3, 2004 Subscription Agreement, filed a Registration Statement on Form SB-2 on February 17, 2005, to register the shares of its common stock issued pursuant to the December 3, 2004 Subscription Agreement and shares of its common stock issuable upon the exercise of warrants.

The issuance and sale of the Common Stock and warrants pursuant to the December 3, 2004 Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the certificates representing shares of the Company's common stock and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants unless registered under the Securities Act.

Pursuant to a Subscription Agreement, dated as of July 30, 2004 (the "July 30, 2004 Subscription Agreement"), the Company completed a $688,500 private placement of its common stock to certain accredited investors. The Company received net proceeds of approximately $588,126.24. In this private placement, the Company sold 79,833 shares of its common stock. The company also granted the subscribers warrants to purchase an aggregate of 33,333 shares of the Company's common stock at an exercise price of $11.025 per share. The warrant cannot be exercised until February 1, 2005 expires on July 29, 2009. The warrants issued to the selling stockholders provide that the holder of such warrant shall not be entitled to exercise the warrant on an exercise date in connection with that number of shares of common stock set which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on an exercise date, and (ii) the number of shares of common stock issuable upon the exercise of the warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of common stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the holder shall not be limited to aggregate exercises which would result in the issuance of more than 9.99%. The restriction described in this paragraph may be revoked upon sixty-one (61) days prior notice from the holder to the Company. The holder may allocate which of the equity of Conolog Corporation deemed beneficially owned by it shall be included in the 9.99% and which shall be allocated to the excess above 9.99%. We paid First Montauk, the selling agent in the private placement, a cash fee of $68,850 and $19,002 as a non-accountable expense allowance. We paid a fee of $12,500 to Grushko, the investors' attorneys. The Company, pursuant to the July 30, 2004 Subscription Agreement, filed a Registration Statement on Form SB-2 on September 17, 2004, to register the shares of its common stock issued pursuant to the July 30, 2004 Subscription Agreement and shares of its common stock issuable upon the exercise of warrants.

ITEM 27. EXHIBITS.

The following exhibits are filed as part of this registration statement:

EXHIBIT  DESCRIPTION
-------  -----------
  3.1    Certificate of Incorporation of Data Sciences Incorporated (1)

  3.2 Certificate of Amendment of Certificate of Incorporation of Data Sciences Incorporated (1)

  3.3 Certificate of Ownership and Merger of Data Sciences, Inc. (Maryland) by Data Sciences Incorporated (Delaware) (1)

  3.4 Certificate of the Designation, Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations or Restrictions Thereof of the Series A Preferred Stock (par value $.50) of DSI Systems, Inc. (1)

  3.5 Certificate of Amendment of Certificate of Incorporation of DSI Systems, Inc. (1)

  3.6 Certificate of the Designation, Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations or Restrictions Thereof of the Series B Preferred Stock (par value $.50) of DSI Systems, Inc. (1)

  3.7 Certificate of Ownership and Merger of Conolog Corporation (New Jersey) by DSI Systems, Inc. (Delaware) (1)

  3.8 Certificate of Amendment of Certificate of Incorporation of DSI Systems, Inc. (1)

  3.9 Certificate of Ownership and Merger of Iniven Corporation by Conolog Corporation (1)

 3.10 Certificate of Amendment of Certificate of Incorporation of Conolog Corporation (1)

 3.11 Certificate of Amendment of Certificate of Incorporation of Conolog Corporation (1)

 3.12 Certificate of Amendment of Certificate of Incorporation of Conolog Corporation (1)

 3.13 Certificate of Amendment of Certificate of Incorporation of Conolog Corporation (1)

 3.14 Certificate of Amendment of Certificate of Incorporation of Conolog Corporation (1)

 3.15 Certificate of Amendment of Certificate of Incorporation of Conolog Corporation (4)

  4.1    Specimen of common stock certificate (3)

  5.1    Opinion of Sichenzia Ross Friedman Ference LLP

 10.1    Form of Subscription Agreement dated as of March 12, 2007 (2)

 10.2    Form of Convertible Note (2)

 10.3 Form of Class B Common Stock Purchase Warrant issued to each of the subscribers named in the Subscription Agreement.(2)

 10.4    Form of Selling Agent Agreement (2)

 10.5    Form of Broker's Common Stock Purchase Warrant (2)

 10.6    Form of Subscription Agreement dated January 19, 2006 (5)

 10.7    Form of Convertible Note, dated January 19, 2006 (5)

 10.8    Form of Common Stock Purchase Warrant, dated January 19, 2006 (5)

 10.9    Form of Selling Agent Agreement, dated January 19, 2006 (5)

10.10    Form of Subscription Agreement, dated July 19, 2005 (6)

10.11    Form of Common Stock Purchase Warrant, dated July 19, 2005 (6)

10.12    Form of Broker's Common Stock Purchase Warrant, dated
         July 19, 2005 (6)

10.13    Form of Selling Agent Agreement, dated July 15, 2005 (6)

10.14    Form of Funds Escrow Agreement, dated July 19, 2005 (6)

10.15    Form of Subscription Agreement, dated December 3, 2004 (7)

10.16    Form of Common Stock Purchase Warrant, dated December 3, 2004 (7)

10.17    Form of Selling Agent Agreement, dated December 3, 2004 (7)

10.18    Form of Subscription Agreement, dated July 30, 2004 (8)

10.19    Form of Common Stock Purchase Warrant, dated July 30, 2004 (8)

10.20    Form of Limited Standstill Agreement, dated July 30, 2004 (8)

10.21    Form of Subscription Agreement, dated as of November 2, 2007 (9)

10.22    Form of Warrant, dated as of November 2, 2007 (9)

10.23    Form of Selling Agent Agreement (9)

23.1     Consent of Bagell, Josephs, Levine & Company, LLC

23.2     Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit
         5.1)


(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 File Number 333-122891 filed with the Securities and Exchange Commission on February 17, 2005.

(2) Incorporated by reference to the 8-K filed with the Securities and Exchange Commission on March 14, 2007.

(3) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 File Number 333-128089 filed with the Securities and Exchange Commission on September 2, 2005.

(4) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 25, 2007.

(5) Incorporated by reference to the 8-K filed with the Securities and Exchange Commission on January 25, 2006.

(6) Incorporated by reference to the 8-K filed with the Securities and Exchange Commission on July 25, 2005.

(7) Incorporated by reference to the 8-K filed with the Securities and Exchange Commission on December 10, 2004.

(8) Incorporated by reference to the 8-K filed with the Securities and Exchange Commission on August 9, 2004.

(9) Incorporated by reference to the 8-K filed with the Securities and Exchange Commission on November 6, 2007.

ITEM 28. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerville, New Jersey, on the 4th day of December, 2007.

                                  CONOLOG CORPORATION

                                  By: /s/ Robert S. Benou
                                      ----------------------------------------
                                      Robert S. Benou
                                      Chairman, Chief Executive Officer and
                                      Chief Financial Officer (Principal
                                      Executive Officer, Principal Financial
                                      Officer, and Principal Accounting Officer)


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

                 December 4, 2007      /s/ Robert S. Benou
                                       ----------------------------------------
                                       Robert S. Benou
                                       Chairman, Chief Executive Officer and
                                       Director

                 December 4, 2007      /s/ Marc R. Benou
                                       ----------------------------------------
                                       Marc R. Benou
                                       President, Chief Operating Officer,
                                       Secretary and Director


Each person whose signature appears below constitutes and appoints Robert Benou or Marc Benou his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

                  December 4, 2007      /s/ Robert S. Benou
                                        ----------------------------------------
                                        Robert S. Benou
                                        Chairman, Chief Executive Officer and
                                        Director

                  December 4, 2007      /s/ Marc R. Benou
                                        ----------------------------------------
                                        Marc R. Benou
                                        President, Chief Operating Officer,
                                        Secretary and Director

                  December 4, 2007      /s/ Louis S. Massad
                                        ----------------------------------------
                                        Louis S. Massad
                                        Director

                  December 4, 2007

                                        ----------------------------------------
                                        Edward J. Rielly
                                        Director


                  December 4, 2007
                                        ----------------------------------------
                                        David M. Peison